Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PACIFIC ETHANOL CENTRAL, LLC,

PACIFIC AURORA, LLC,

and

AURORA COOPERATIVE ELEVATOR COMPANY

Dated as of February 28, 2020

i

ii

Exhibit A	Accounting Policies
Exhibit B	Net Working Capital Illustration
Exhibit C	Ethanol Specifications
Exhibit D	Seller Deed of Trust Collateral
Exhibit E	Purchase Price Allocation Methodology

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2020, is made and entered into by and among Pacific Ethanol Central, LLC, a Delaware limited liability company (the “Seller”), PACIFIC AURORA, LLC, a Delaware limited liability company (the “Company”), and AURORA COOPERATIVE ELEVATOR COMPANY, a Nebraska cooperative company (“Buyer”). Seller, the Company and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller and Buyer are collectively the owners of all of the issued and outstanding membership interests of the Company, with Seller owning 73.93 membership interests (or units) of the Company and Buyer owning 26.07 membership interests (or units) of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desire to sell to Buyer, all of the issued and outstanding membership interests (or units) of the Company owned by Seller (the “Company Interests”).

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

Article 1
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“2018 Financial Statements” has the meaning set forth in Section 4.4(a)(i).

“Accounting Policies” means the accounting procedures, policies and methodologies with respect to calculation of Net Working Capital, including defined terms in the definition of Net Working Capital, attached as Exhibit A to this Agreement.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the acquisition of any of the Company Interests, any other Equity Interests of the Company or any Company Subsidiary, or any of the assets of Company or any Company Subsidiary outside of the Ordinary Course, in each case other than the transactions contemplated by this Agreement. Without limitation of the foregoing, the term “Acquisition Proposal” shall include any proposed transaction, or any action or occurrence with respect to any such transaction, for which a Party would be required to deliver a ROFO Notice pursuant to the terms of the Company Operating Agreement.

“Action” means any action, audit, claim, demand, lawsuit, litigation (at law or in equity), petition, mediation, arbitration, complaint, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority, or any notice of non-compliance or violation, consent order or consent agreement by or before a Governmental Authority.

“Adjusted Purchase Price” means an amount equal to (a) the Base Purchase Price; plus (b) the Net Working Capital Adjustment Amount, plus (c) any Seller Intercompany Payable, minus (d) any Seller Intercompany Receivable.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of Seller shall include, but not be limited to, Kinergy, Pacific Ag. Products, LLC and Parent. Prior to the Closing, Buyer is not an Affiliate of the Company.

“Affiliate Agreements” means (a) the Co-Product Marketing Agreement, (b) the Ethanol Marketing Agreement, (c) the Grain Procurement and Marketing Agreement, (d) the Asset Management Agreement and (e) the Company Operating Agreement.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 11.1(e).

“Ancillary Agreements” has the meaning set forth in Section 3.3.

“Asset Management Agreement” means the Asset Management Agreement, dated as of December 15, 2016, between the Company and Parent, as amended, supplemented or modified from time to time.

“Assigned Employee” has the meaning set forth in Section 4.12(b).

“Aurora East Restart Credit” means $625,000.00.

“Aurora Facility” the site and facilities located in Aurora, Nebraska owned or operated, at any time, by the Company or any Company Subsidiary, comprising (i) two ethanol production facilities, (b) grain storage facilities (including two elevators, two storage bins and associated grain handling facilities), (c) interconnected private railroad tracks (including a double rail loop, ladder tracks and spur lines), (d) the storage space for ethanol and distillers grains, (e) administrative offices and building structures, (f) site improvements including roads, loading and unloading facilities, and fencing, and (g) piping, structures and equipment for delivery of ethanol and grains and for delivery of water, fuel, waste water discharge and other Consumables required for facility operation and maintenance.

“Aurora Facility’s Production Capacity” means, solely for purposes of calculating the Base Purchase Price, an aggregate annual ethanol production capacity of the Aurora Facility in the amount of 144,500,000 gallons.

“Balance Sheet Date” has the meaning set forth in Section 4.4(a)(ii).

“Base Purchase Price” has the meaning set forth in Section 2.3(a).

“Business” means the business of owning, operating and managing the Aurora Facility and any other business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of Nebraska.

“Business Permits” has the meaning set forth in Section 4.7(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

“Buyer Intercompany Financing” means any portion of the Financing Buyer elects, in its sole discretion, to provide to the Company on the Closing Date.

“Buyer Released Claims” has the meaning set forth in Section 13.16(b).

“Buyer Required Government Approvals” has the meaning set forth in Section 5.3.

“Carbon Score” means the carbon index score assigned by the California Air Resources Board (CARB) for the Business.

“Cash and Cash Equivalents” means: (a) cash and cash equivalents of the Company and the Company Subsidiaries, specifically including (i) marketable securities and (ii) short-term investments, in each case as determined in accordance with GAAP; (b) restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations); and (c) deposits with third parties (including deposits with landlords, whether categorized as prepaid expenses or otherwise), in each case as of the Closing Date. Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited for the account of the Company or a Company Subsidiary.

“Cash Payment Amount” means an amount equal to (a) the Adjusted Purchase Price, minus (b) any Indebtedness of the Company or any Company Subsidiary as of the Closing Date, minus (c) any Transaction Expenses, minus (d) the principal amount of the Seller Notes.

“Cash Payment Decrease” has the meaning set forth in Section 2.5(c)(ii).

“Cash Payment Increase” has the meaning set forth in Section 2.5(c)(i).

“Cleanup” means all actions required to: (a) clean up, remove, treat or remediate Hazardous Materials in the environment; (b) address or prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any Order relating to the cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Payment Amount” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Statement” has the meaning set forth in Section 2.5(a).

“Co-Product Marketing Agreement” means the Co-Product Marketing Agreement, dated December 2016, between the Company and Pacific Ag. Products, LLC.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Hedging Arrangement” means any arrangement, including any commodity account, contract or option to hedge the price of corn purchases, ethanol sales, distillers grains sales or natural gas purchases.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of December 15, 2016, by and among the Company, Seller and Buyer, as amended from time to time.

“Company Required Governmental Approvals” has the meaning set forth in Section 4.1(a).

“Company Subsidiary” means Pacific Ethanol Aurora East, LLC or Pacific Ethanol Aurora West, LLC, each a Delaware limited liability company.

“Consumables” means all items consumed, or needing regular, period replacement or replenishment in the performance of services pursuant to the Asset Management Agreement, including, but not limited to, chemicals, hand tools, catalysts, lubricants, rags, oils, filter media, ammonia, additives, anti-corrosion devices, gases (CO2, O2, halon, etc.) and other expendable materials.

“Contract” means any contract, agreement, indenture, mortgage, lease, instrument or other legally binding agreement, arrangement, understanding, undertaking, commitment or obligation.

“Current Assets” means Cash and Cash Equivalents, accounts receivable (including any Intercompany Receivable), inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, and (b) any other assets as determined in accordance with the Accounting Policies mutually agreed to by Buyer and Seller identified in Exhibit B attached to this Agreement; provided, however, excluding all current and deferred Tax assets.

“Current Liabilities” means accounts payable (including any Intercompany Payable and outstanding balances on any credit cards), and accrued expenses; provided, however, excluding (a) current obligations under Specified Leases, (b) all current and deferred Tax liabilities and (c) such other liabilities as may be mutually agreed to by Buyer and Seller and identified in Exhibit B attached hereto, in each case, as determined in accordance with the Accounting Policies.

“Deductible” has the meaning set forth in Section 10.2(b).

“Designated Buyer Officer” means each of Chris Vincent (Chief Executive Officer), Chris Decker (Chief Operating Officer), Carl Smith (Chief Financial Officer) and Kara Ronnau (Executive General Counsel).

“Designated Seller Officer or Employee” means each of Neil M. Koehler (Chief Executive Officer), Bryon T. McGregor (Chief Financial Officer, Vice President and Assistant Secretary), Michael D. Kandris (Chief Operating Officer), Christopher W. Wright (General Counsel, Vice President and Secretary), James Sneed (Vice President), Paul P. Koehler (Vice President), Robert Olander (Vice President), Michael Kramer (Vice President), and Ed Baker (Vice President).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Dispute Notice” has the meaning set forth in Section 2.5(b)(i).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement or arrangement that is maintained, sponsored, contributed or required to be contributed to by (i) the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any Liability and (ii) Seller or any ERISA Affiliate with respect to any Assigned Employees or their spouses, dependents or beneficiaries.

“Environmental Action” means any Action or Loss arising out of or relating to any Environmental Law or the presence of, Release of, or threat of Release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any Company Subsidiary.

“Environmental Laws” means all Laws and Orders governing pollution or protection of the environment, natural resources, wildlife, or human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Occupational Safety and Health Act, U.S.C. § 651 et seq; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, as each of the same is amended, modified or supplemented from time to time.

“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company, a Company Subsidiary or any Affiliate of the Company or any Company Subsidiary under Section 414 of the Code.

“Estimated Closing Date Statement” has the meaning set forth in Section 2.4.

“Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated December 2016, between the Company and Kinergy.

“Existing ROFO Notice” means the ROFO Notice dated December 31, 2019 by Seller to Buyer.

“Evaluation Material” means the Material Contracts and other information relating to the Business, in each case, provided by Seller or its Affiliates, representatives or agents.

“Facility Agreements” mean (a) the Co-Product Marketing Agreement, (b) the Ethanol Marketing Agreement, (c) the Grain Procurement and Marketing Agreement and (d) any other ethanol, distillers grain or co-product marketing agreement and any other procurement agreement for grain, natural gas or other raw materials relating to the Business, in each case pursuant to this clause (d), involving consideration in excess of $25,000 during any calendar year or $50,000 in the aggregate.

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is an Affiliate of the other or under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Final Cash Payment Amount” has the meaning set forth in Section 2.5(b)(ii).

“Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

“Financing” means any the financing to be obtained by Buyer or any Affiliate of Buyer in order to fund any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, the Purchase Price, and to provide adequate working capital and liquidity for the operation of the Business and the Company following the Closing.

“Fundamental Representations” has the meaning set forth in Section 10.1(b).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the past custom and practices of the Company.

“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law, equity and public policy, including principles regarding the enforceability of covenants not to compete and similar restrictive covenants; principles regarding the availability of specific performance, injunctive relief, or other equitable remedies; principles requiring good faith and fair dealing in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring reasonableness in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement; and principles requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.

“Governmental Authority” means any federal, state, local or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.

“Grain Procurement and Marketing Agreement” means the Amended and Restated Grain Procurement and Marketing Agreement, dated June 1, 2017 between the Company and Buyer.

“Hazardous Material” means each substance designated as a hazardous waste, hazardous substance, hazardous material, dangerous substance, pollutant, contaminant, chemical or toxic substance under any Environmental Law, any petroleum or petroleum products, gasoline, diesel fuel, or other petroleum hydrocarbons including refined oil, crude oil and fractions thereof, natural gas, synthetic gas and any mixtures, polychlorinated biphenyls or materials or fluids containing the same, asbestos and/or asbestos-containing materials, urea-formaldehyde insulation, infectious materials, radioactivity, nitrogen oxides, carbon dioxide, carbon monoxide, volatile organic compounds, sulfur dioxide, particulate matter, ammonia, any substance or chemical defined and regulated under requirements promulgated, respectively, by the U.S. Environmental Protection Agency at 40 C.F.R. part 355, by the U.S. Department of Transportation at 49 C.F.R. parts 100-180, by the U.S. Occupational Safety and Health Administration at 29 C.F.R. § 1910.1200 and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law or Law.

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication, determined on an aggregate basis, the (i) outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any (A) indebtedness for borrowed money of such Person and (B) revolving line of credit and other extensions of credit (including credit cards), (ii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, and (iii) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) and (ii).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Cap” has the meaning set forth in Section 10.2(c).

“Independent Accountant” means Lutz & Company, P.C., or if Lutz & Company, P.C. is unable or unwilling to serve, an impartial regional certified public accounting firm mutually agreeable to Buyer and Seller.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (including provisional patents), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, and Internet domain names, together with all translations, adaptations and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all copyrights and other works of authorship, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and other confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (e) all computer software (including source code, executable code, data, databases, and related documentation).

“Intercompany Payable” means a loan or payable of the Company or a Company Subsidiary to either Seller or an Affiliate of Seller (other than the Company or a Company Subsidiary) or Buyer or an Affiliate of Buyer (other than the Company or a Company Subsidiary).

“Intercompany Receivable” means an account receivable of the Company or a Company Subsidiary owing and payable from either Seller or an Affiliate of Seller (other than the Company or a Company Subsidiary) or Buyer or an Affiliate of Buyer (other than the Company or a Company Subsidiary).

“Interim Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

“Interim Period” has the meaning set forth in Section 6.1(a).

“Inventory” has the meaning set forth in Section 4.4(d).

“Kinergy” means Kinergy Marketing LLC, an Oregon limited liability company.

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge by a Designated Buyer Officer of a particular fact or other matter in question, and such additional knowledge of such fact or other matter in question as such Designated Buyer Officer would obtain following a reasonable or due inquiry into the matter.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge by a Designated Seller Officer or Employee of a particular fact or other matter in question, and such additional knowledge of such fact or other matter in question as such Designated Seller Officer or Employee would obtain following a reasonable or due inquiry into the matter.

“Law” means any law, statute, treaty, code, rule, regulation or ordinance of a Governmental Authority or other requirement having the force of law.

“Lease” means any written lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company or any Company Subsidiary.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any Company Subsidiary.

“Licenses” means all Contracts granting licenses of Licensed Intellectual Property to the Company or any Company Subsidiary.

“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance or other security interest in respect of such property or asset; provided, however, (a) the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien, and (b) transfer restrictions under applicable federal and state securities Laws shall not be deemed to be a Lien.

“Losses” means any and all claims, losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the fees and costs of any other experts (including, without limitation, accountants’ fees) incurred in connection with investigating, preparing, defending, avoiding or settling any claim, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any change, effect, event, occurrence, facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, financial condition or results of operations of the Business or the Company and the Company Subsidiaries, taken as a whole, or the ability of Seller or the Company to consummate the transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development resulting from: (a) general economic or business conditions generally affection the industries, markets or geographical areas in which Company or any Company Subsidiary conducts its Business; (b) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index); (c) acts of God or other disasters, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) changes in applicable Laws or the interpretation thereof; or (e) any change in GAAP or other accounting requirements or principles, except, in each case of the foregoing clauses (a) through (e) to the extent such change, effect, event, occurrence, fact or development has a disproportionate impact on the Company or any Company Subsidiary relative to other businesses that operate in the industry in which the Company or any Company Subsidiary operates or that are competitive to the Company or any Company Subsidiary.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Net Working Capital” means the amount (which may be a positive or negative number), without duplication, as of the Closing Date equal to (a) the Current Assets of the Company and the Company Subsidiaries, minus (b) the Current Liabilities of the Company and the Company Subsidiaries, calculated in accordance with the Accounting Policies. An illustrative calculation of the Net Working Capital is attached hereto as Exhibit B. In the event of an inconsistency between the illustrative calculation and the Accounting Policies, the Accounting Policies shall control.

“Net Working Capital Adjustment Amount” means an amount equal to the product of (X) times (Y), where (X) is the Pro Rata Share, and (Y) is the Net Working Capital.

“Non-Compliant Ethanol” means all ethanol produced by the Company or any Company Subsidiary that does not meet the specifications set forth on Exhibit C.

“Non-Compliant Ethanol Purchase Price” has the meaning set forth in Section 6.15.

“Off-Premises Property” has the meaning set forth in Section 4.5(d).

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, for any entity, its constituent or organizational documents including (a) in the case of a corporation, its articles or certificate of incorporation and its bylaws (if any); and (b) in the case of a limited liability company, its articles of organization and its operating or limited liability company agreement (if any).

“Outside Date” has the meaning set forth in Section 12.1(b).

“Owned Real Property” has the meaning set forth in Section 4.3(a).

“Parent” means Pacific Ethanol, Inc., a Delaware corporation.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course that are not delinquent; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon and which are not violated by the current or intended use or operation of the Leased Real Property; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to commercial letters of credit; (g) licenses of Intellectual Property; (h) transfer restrictions under applicable federal and state securities Laws; (i) as of the Closing Date, Liens which are disclosed on any Survey and/or Title Commitment obtained by or delivered to Buyer prior to Closing, and, but without duplication, the 2018 Liens (as defined below) that remain in existence on the Closing Date; (j) as of the date hereof, any other exceptions to title that are described on Schedule B to the Owner’s Policy of Title Insurance issued by Fidelity National Title Insurance Company, Policy Number L20174135, to the Company (excluding those described in paragraphs 3, 4, 11, 12, 18 and 19) and which existed as of February 28, 2018 (collectively, the “2018 Liens”); and (k) any other Liens identified on Schedule 1.1; provided, however, that notwithstanding anything to the contrary herein, “Permitted Liens” shall not include any Liens (a) arising out of any payment obligation (other than Indebtedness), to the extent delinquent (beyond all applicable notice and cure periods) or (b) securing Indebtedness.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Phase I Survey” has the meaning set forth in Section 6.13(a).

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date, and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 11.1(a).

“Pro Rata Share” means, with respect to Seller, such Seller’s total percentage ownership of the Company’s outstanding Equity Interests as of the Closing Date and prior to giving effect to the Closing.

“Railcar Fleet” has the meaning set forth in Section 4.5(c).

“Real Property Leases” has the meaning set forth in Section 4.3(b).

“Receivables” has the meaning set forth in Section 4.4(c).

“Release” or “Released” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials.

“Required Government Approvals” means the Buyer Required Government Approvals, the Company Required Government Approvals and the Seller Required Government Approvals.

“Review Period” has the meaning set forth in Section 2.5(b)(i).

“ROFO Notice” has the meaning assigned to such term in the Company Operating Agreement.

“Schedule” has the meaning set forth in Article 3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Deeds of Trust” means the Seller Deed of Trust (Negotiable Note) and the Seller Deed of Trust (Non-Negotiable Note). The Liens of the Seller Deeds of Trust shall be subordinate to only those Permitted Liens existing as of the Closing Date. For the avoidance of doubt, the Liens of the Seller Deeds of Trust shall be senior to any Liens granted to any Person in connection with any Buyer Intercompany Financing.

“Seller Deed of Trust (Negotiable Note)” means that certain deed of trust or mortgage in form and substance satisfactory to the Parties which shall be executed at the Closing by the Company in favor of Seller to be recorded against the Seller Deeds of Trust Collateral, which deed of trust secures the obligations of Buyer under the Seller Negotiable Note.

“Seller Deed of Trust (Non-Negotiable Note)” means that certain deed of trust or mortgage in form and substance satisfactory to the Parties which shall be executed at the Closing by the Company in favor of Seller and recorded against the Seller Deeds of Trust Collateral, which deed of trust secures the obligations of Buyer under the Seller Negotiable Note.

“Seller Deeds of Trust Collateral” means the real property, the legal description of which is attached hereto as Exhibit D, together with all improvements thereon, any leases thereat and any fixtures located therein, whether presently existing or in future erected, added or installed. The Seller Deeds of Trust Collateral shall not include Lots 1, 3 and 5 of the Pacific Aurora Subdivision, Hamilton County, Nebraska.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Seller Intercompany Payable” means the Intercompany Payables owed to Seller or an Affiliate of Seller.

“Seller Intercompany Receivable” means the Intercompany Receivables owed from Seller or an Affiliate of Seller.

“Seller Notes” means the Seller Negotiable Note and the Seller Non-Negotiable Note.

“Seller Negotiable Note” means the negotiable promissory note of Buyer payable to Seller in the amount of $8,580,000.00, in form and substance satisfactory to the Parties which shall be executed at the Closing, the material terms of which include (a) 7.5% interest rate per annum payable, in arrears, commencing on the first Business Day of the first full calendar quarter after the Closing Date, (b) quarterly principal payments of $429,000.00 beginning after the first (1st) anniversary from the Closing Date with a balloon payment of $1,716,000.00 due on the maturity date and (c) a maturity date five (5) years from the Closing Date, and which is secured by the Seller Deed of Trust (Negotiable Note).

“Seller Non-Negotiable Note” means the non-negotiable promissory note of Buyer payable to Seller in the amount of $7,920,000.00, in form and substance satisfactory to the Parties which shall be executed at the Closing, the material terms of which include (a) 7.5% interest rate per annum payable, in arrears, commencing on the first Business Day of the first full calendar quarter after the Closing Date, (b) quarterly principal payments of $396,000.00 beginning on the first Business Day of the first calendar quarter after the Setoff Period with a balloon payment of $2,376,000.00 due on the maturity date and (c) a maturity date five (5) years from the Closing Date, which is (i) subject to reduction in accordance with Section 2.5(c) and recoupment for indemnification claims in accordance with Article 10, and (ii) secured by the Seller Deed of Trust (Non-Negotiable Note).

“Seller Released Claims” has the meaning set forth in Section 13.16(a).

“Seller Required Government Approvals” has the meaning set forth in Section 3.4(a).

“Setoff Period” has the meaning set forth in Section 10.1(a).

“Specified Leases” means the current portion of operating lease liability of Company.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Survey” has the meaning set forth in Section 6.13(c).

“Syngenta Indemnity” has the meaning set forth in Section 10.2(a).

“Syngenta Payment Demand” means the payment demand issued by Syngenta to the Company in the amount of $1,800,000.

“Target Closing Date” has the meaning set forth in Section 12.1(b).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of a similar kind imposed by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Third Party Consents” has the meaning set forth in Section 4.1(b).

“Title Commitment” has the meaning set forth in Section 6.13(b).

“Title Company” has the meaning set forth in Section 6.13(b).

“Title Policy” has the meaning set forth in Section 6.13(b).

“Transaction Expenses” means an amount equal to 73.93% of the aggregate of (a) all unpaid fees and expenses payable by the Company or any Company Subsidiary to professional advisors in connection with the transactions contemplated by this Agreement and (b) any termination payment, severance payment, change-in-control payment, and any bonus or other form of compensation that (1) is payable or will become payable by the Company or any Company Subsidiary upon the Closing or (2) would become payable by the Company or any Company Subsidiary after the Closing following a separation from service, or upon the replacement or termination of a Material Contract relating to, resulting from or arising out of the Closing or expiration of the Transition Services Agreement.

“Transfer Taxes” has the meaning set forth in Section 11.1(b).

“Transferred Employees” has the meaning set forth in Section 6.8(a).

“Transition Services” means those certain services that are provided by Seller or an Affiliate (including Parent) for the benefit of the Business, Company and the Company Subsidiaries prior to the Closing and which will continue to be needed by Buyer for a transitional period following the Closing, including plant management services, network and information technology services, accounting, legal and regulatory compliance, consulting and engineering services, and any other services provided pursuant to the Asset Management Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement in the form of Exhibit D between Parent, Seller and Buyer pursuant to which Parent or an Affiliate will provide Transition Services.

Article 2
PURCHASE AND SALE OF THE COMPANY Interests

2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, the Company Interests, free and clear of any Liens.

2.2 Closing. Subject to the satisfaction or waiver of the conditions precedent specified in Article 8, the closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place electronically, as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than five (5) Business Days following the satisfaction or waiver of the conditions precedent specified in Article 8, or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Parties mutually agree that the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds.

2.3 Consideration.

(a) Base Purchase Price. The purchase price for the Company Interests shall be an amount equal to Fifty-Two Million Seven Hundred Eighty-Nine Thousand Four Hundred Twenty-Five Dollars ($52,789,425) (the “Base Purchase Price”), which is calculated as Fifty Cents ($0.50) times the Aurora Facility’s Production Capacity, times the Pro Rata Share, minus the Aurora East Restart Credit.

(b) Payments at Closing. At the Closing, Buyer shall remit the Adjusted Purchase Price as follows: (i) paying, or causing to be paid, by wire transfer of immediately available funds to Seller, an amount in cash equal to the Closing Cash Payment Amount to the account designated by Seller in a statement provided to Buyer on or before the Closing Date; (ii) executing and delivering the Seller Notes to Seller; and (iii) paying, or causing to be paid, on behalf, and at the direction, of Seller and the Company, any Indebtedness of the Company and any Company Subsidiary and any Transaction Expenses as set forth in the Estimated Closing Date Statement.

(c) Fair Market Value. The Parties acknowledge and agree that the Base Purchase Price and other consideration to be received by Seller hereunder for the Company Interests is not less than the Fair Market Value of the Company Interests.

2.4 Estimated Closing Date Statement. Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Date Statement”) containing a good faith estimate (in reasonable detail), together with reasonably detailed supporting documentation, of the Adjusted Purchase Price and Closing Cash Payment Amount and all elements thereof calculated as of the Closing Date, including the Indebtedness of the Company and any Company Subsidiary, all Transaction Expenses, each Seller Intercompany Payable, each Seller Intercompany Receivable, Net Working Capital and the resulting Net Working Capital Adjustment Amount derived therefrom. The Estimated Closing Date Statement will be prepared in accordance with the Accounting Policies. Buyer may until two (2) Business Days prior to the Closing Date provide Seller with comments to the Estimated Closing Date Statement and Seller shall consider in good faith Buyer’s reasonable comments. The Cash Payment Amount, as determined by Seller pursuant to this Section 2.4, shall be referred to herein as the “Closing Cash Payment Amount.”

2.5 Post-Closing Adjustment.

(a) Closing Date Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Date Statement”) setting forth in reasonable detail Buyer’s calculation of the Adjusted Purchase Price and the Cash Payment Amount and all elements thereof, including the Indebtedness of the Company and any Company Subsidiary, any Transaction Expenses, each Seller Intercompany Payable, each Seller Intercompany Receivable, Net Working Capital, and the resulting Net Working Capital Adjustment Amount derived therefrom. Together with the Closing Date Statement, Buyer shall provide Seller with reasonable supporting documentation of such calculation. The Closing Date Statement will be prepared in accordance with the Accounting Policies.

(b) Disputes.

(i) If Seller objects to Buyer’s calculation of the Cash Payment Amount (or the Adjusted Purchase Price used therein) as set forth in the Closing Date Statement, then, within fifteen (15) days after the delivery to Seller of the Closing Date Statement (the “Review Period”), Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail Seller’s objections to Buyer’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of Net Working Capital (including Cash and Cash Equivalents, Current Assets, Current Liabilities and each of the other components thereof) as of the Closing Date, the resulting Net Working Capital Adjustment Amount, Transaction Expenses and the Cash Payment Amount, in each case determined by Seller to be correct. Seller shall be deemed to have agreed with the calculation of all amounts not specifically referenced in the Dispute Notice, and such calculations shall be binding and conclusive on the Parties and shall not be subject to review in accordance with Section 2.5(b)(ii). If Seller does not deliver a Dispute Notice to Buyer during the Review Period, then Buyer’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the Parties.

(ii) During the fifteen (15) day period following delivery of a Dispute Notice by Seller to Buyer, Buyer and Seller shall use all reasonable efforts to resolve in writing any differences that they may have with respect to the disputed portions of the Closing Date Statement as specified in such Dispute Notice. Any disputed items resolved in writing between Buyer and Seller within such fifteen (15) day period shall be binding and conclusive on the Parties. If Buyer and Seller have not resolved all such differences by the end of such fifteen (15) day period (or any mutually agreed extension thereof), then Buyer and Seller shall jointly engage the Independent Accountant to resolve any items remaining in dispute (and only such items). Within ten (10) days after the Independent Accountant is appointed, Buyer shall forward a copy of the Closing Date Statement to the Independent Accountant, and Seller shall forward a copy of the Dispute Notice to the Independent Accountant, together with, in each case, all relevant supporting documentation. The Independent Accountant’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement (including any dispute with respect to the timeliness of delivery or receipt of any Dispute Notice), and the Independent Accountant shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct. The Independent Accountant shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyer’s position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Independent Accountant shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement, including the definitions of Adjusted Purchase Price, Transaction Expenses, Indebtedness, Seller Intercompany Payable, Seller Intercompany Receivable, Net Working Capital, Net Working Capital Adjustment Amount, and Cash Payment Amount contained herein (and the definitions of the defined terms contained therein, including Cash and Cash Equivalents, Current Assets, and Current Liabilities). The Independent Accountant shall be instructed to use its best efforts to the extent commercially reasonable to deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Seller and Buyer) of the disputed items submitted to the Independent Accountant within forty-five (45) days of receipt of such disputed items. The determination by the Independent Accountant of the disputed amounts, the Adjusted Purchase Price and the Cash Payment Amount shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Independent Accountant for such determination shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the manner in which such Person or Persons prevails on the items resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Independent Accountant at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs and expenses of the Independent Accountant would be borne by Buyer and 40% would be borne by Seller. The Cash Payment Amount, as finally determined pursuant to this Section 2.5(b), including due to any changes in the Adjusted Purchase Price, shall be referred to herein as the “Final Cash Payment Amount”.

(c) Payment of Post-Closing Adjustment.

(i) If the Final Cash Payment Amount exceeds the Closing Cash Payment Amount (such excess, a “Cash Payment Increase”), then, at Buyer’s election, within two (2) Business Days following the final determination of the Final Cash Payment Amount, either (i) Buyer shall pay to Seller an amount equal to the Cash Payment Increase, by wire transfer of immediately available funds to an account designated by Seller in writing prior to such payment date, or (ii) Seller and Buyer shall execute an amendment or supplement to the Seller Non-Negotiable Note to increase the principal amount of the Seller Non-Negotiable Note by an amount equal to the Cash Payment Increase. Buyer agrees to take no action inconsistent with Seller’s treatment of such payment as a deferred payment under Section 453 of the Code if it is made in the calendar year following the calendar year in which the Closing occurs.

(ii) If the Closing Cash Payment Amount exceeds the Final Cash Payment Amount (such excess, a “Cash Payment Decrease”), then, at Buyer’s election, within two (2) Business Days following the final determination of the Final Cash Payment Amount, either (i) Seller shall pay to Buyer an amount equal to the Cash Payment Decrease, by wire transfer of immediately available funds to an account (or accounts) designated by Buyer in writing prior to such payment date, or (ii) Seller and Buyer shall execute an amendment or supplement to the Seller Non-Negotiable Note to decrease the principal amount of the Seller Non-Negotiable Note by an amount equal to the Cash Payment Decrease.

(d) Cooperation. For purposes of complying with the terms set forth in Sections 2.5(c) and 2.5(d), each of Buyer and Seller shall cooperate with each other and make available to the other Party or Parties, the other Party’s representatives and the Independent Accountant all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the resolution of any disputes thereunder.

2.6 Required Withholdings. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Seller.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), Seller represents and warrants to Buyer as follows:

3.1 Title to Company Interests.

(a) Seller is the sole record and beneficial owner of the Company Interests, free and clear of all Liens. Seller has good and marketable title to the Company Interests and has the full power and authority to sell, transfer, assign and deliver the Company Interests to Buyer upon the terms and subject to the conditions set forth in this Agreement.

(b) Other than as set forth in the Company Operating Agreement, Seller is not a party to any option, warrant, purchase right, right of first refusal, right of first offer or any Contract relating to the voting of, or requiring the issuance, transfer or sale of, any Equity Interests of the Company or any Company Subsidiary.

(c) Upon assignment of and payment for the Company Interests, Buyer will acquire good, valid, and marketable title to and record and beneficial ownership of the Company Interests, free and clear of any Lien other than any Liens created by Buyer.

3.2 Organization; Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Organizational Documents of Seller are in full force and effect, and Seller is not in material violation of any of the provisions of its Organizational Documents.

3.3 Power and Authority. Seller has all requisite power, capacity and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller, and no other or further action or proceeding on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable against him in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy. No votes, approvals, consents or proceedings of the holders of the Equity Interests of Seller are necessary in connection with execution and delivery of, or the performance by Seller of its obligations under, this Agreement and the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby or thereby, other than any such votes, approvals, consents or proceedings obtained on or prior to the date of this Agreement.

3.4 Consents and Approvals; No Violation.

(a) Except for the consents, approvals or notices set forth on Schedule 3.4(a) (the “Seller Required Government Approvals”), Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Authority in connection with the execution, delivery and performance by Seller or Company of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, will not or would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not violate any Law or Order to which Seller is subject and will not constitute a violation of, or be in conflict with, or constitute or create a default under, or give rise to a loss or create or trigger any payment obligation for the account of the Company under the Organizational Documents of Seller or any Contract to which Seller is a party.

3.5 Litigation. There is no Action, hearing or investigation pending or, to the Knowledge of Seller, threatened against Seller (i) pertaining to the Company Interests, the Company or the Business, or (ii) that challenges, or will have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. Seller is not subject to any outstanding Order that would prevent, delay, make illegal or otherwise interfere with, the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.6 Brokers’ Fees. Except as set forth on Schedule 3.6 of the Disclosure Schedules, none of Seller, Parent, Company or any Company Subsidiary has any Liability to pay any fees or commissions to any broker, finder, investment banker, agent or intermediary with respect to the transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 4.1(a) (the “Company Required Governmental Approvals”), neither the Company nor any Company Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, will not or would not reasonably be expected to (i) result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the Company or any Company Subsidiary pursuant to any Material Contract or Permit or (ii) result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.1(b), the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate any provision of the Organizational Documents of the Company or any Company Subsidiary; (ii) violate any Law or Order to which the Company or any Company Subsidiary is subject; (iii) violate, or result in a material breach of, constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the Company or any Company Subsidiary under any Contract or result in the creation of a Lien upon any material asset of the Company or any Company Subsidiary, or (iv) result in any obligation by the Company or any Company Subsidiary to provide or obtain any notice, authorization, consent or approval by any Person pursuant to any Contract (“Third Party Consents”), except, in the case of clauses (ii), (iii) and (iv), as would reasonably be expected to have a Material Adverse Effect.

4.2 Capitalization; Subsidiaries.

(a) Schedule 4.2(a) sets forth the capitalization of each Company Subsidiary. The Company is the legal and beneficial owner of all of the Equity Interests of each of the Company Subsidiaries, free and clear of Liens, and has good and marketable title to all of the Equity Interests of each of the Company Subsidiaries. The Company does not, either directly or indirectly, own of record or beneficially any Equity Interests in any Person other than the Company Subsidiaries, and each Company Subsidiary does not, either directly or indirectly, own of record or beneficially any Equity Interests in any Person.

(b) All of the Company Interests and the issued and outstanding Equity Interests of each Company Subsidiary have been duly authorized, and are validly issued, fully paid and nonassessable. There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to the Company Interests or the Equity Interests of any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or a Company Subsidiary.

(c) Other than as set forth in the Company Operating Agreement, neither the Company nor any Company Subsidiary is a party to any option, warrant, purchase right, right of first refusal, right of first offer or any Contract relating to the voting of, or requiring the issuance, transfer or sale of, any Equity Interests of the Company or any Company Subsidiary.

4.3 Real Property.

(a) Owned Real Property.

(i) Schedule 4.3(a) lists all real property owned by the Company or any Company Subsidiary (the “Owned Real Property”), with a description of each property and identification of the record owner of such property. Except as set forth on Schedule 4.3(b), neither the Company nor any Company Subsidiary owns or has any interest in any real property other than the Owned Real Property.

(ii) With respect to each parcel of Owned Real Property:

(A) the Company or a Company Subsidiary has good, marketable and insurable fee title, free and clear of all Liens except for Permitted Liens;

(B) neither the Company, Seller nor any Affiliate of the Company has granted to any Person the right to use or occupy, possess or operate such Owned Real Property or any portion thereof, except those in favor of Buyer; and

(C) there are no outstanding options, rights of first refusal, rights of first offer, or other rights to purchase such Owned Real Property or any portion thereof or interest therein, except those in favor of Buyer.

(iii) none of the improvements to the Owned Real Property encroaches on any land that is not included in the Owned Real Property or on any easement affecting the Owned Real Property, or violates any building lines or set-back lines, and there are no encroachments onto such Owned Real Property, or any portion thereof, that, in each case, could reasonably be expected to materially interfere with the use or occupancy of such Owned Real Property or the operation of the Business or materially and adversely affect the value of the Owned Real Property or the Business.

(b) Leased Real Property. Schedule 4.3(b) sets forth a description of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property, as amended and modified to date (the “Real Property Leases”). Except as set forth on Schedule 4.3(b), with respect to each of the Real Property Leases: (i) the Company or a Company Subsidiary enjoys peaceful and undisturbed possession under such Real Property Leases; (ii) all rent payable under such Real Property Leases has been paid on or before its due date; (iii) neither the Company nor any Company Subsidiary is subleasing, licensing, or otherwise granting to any Person the right to use, possess or operate such Leased Real Property or any portion thereof; and (iv) neither the Company nor any Company Subsidiary is in default under any Real Property Leases and no written notice has been given that with the passage of time would constitute a default under any of the Real Property Leases. Assuming that the Real Property Leases are a valid and binding obligation of the other parties thereto, the Real Property Leases constitute valid and binding obligations of the Company or a Company Subsidiary, as applicable, enforceable in accordance with their terms, subject to General Principles of Law, Equity and Public Policy.

(c) Except for the Owned Real Property and Leased Real Property, there is no other real property (including easements and rights-of-way, and buildings, wires, pipes, structures and other improvements and fixtures) that is material to or necessary in any material respect for the operations of the Business.

(d) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to Seller’s Knowledge, threatened, affecting any Owned Real Property, Leased Real Property, or any portion thereof or interest therein. The use or occupancy by the Company or any Company Subsidiary of the Owned Real Property and Leased Real Property or any portion thereof, and the operation of the Business thereon, is in compliance in all material respects with land use Laws applicable to such real property.

(e) All utility services or systems for the Owned Real Property and the Leased Real Property are installed, connected, operational and sufficient for the operations of the Business, including, without limitation, connection with and the right to discharge sanitary waste into the collector system of the appropriate sewer authority. All charges for such utility services and systems are paid in full including, without limitation, charges and fees for usage, operation, installation and connection.

4.4 Financial Statements.

(a) True, correct and complete copies of the following financial statements have been delivered or made available to Buyer prior to the date hereof:

(i) the consolidated audited balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and the related consolidated statements of income, cash flows and changes in members’ equity of the Company and the Company Subsidiaries for the year then ended (the “2018 Financial Statements”); and

(ii) the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) and the related consolidated statements of income, cash flows and changes in members’ equity for the period then ended (the “Interim Financial Statements” and, together with the 2018 Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly in all material respects the financial condition and results of operations of the Business and the Company and the Company Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP, except that the Interim Financial Statements do not reflect year-end adjustments (including, without limitation, a significant impairment of the value of the Company’s fixed assets) and do not contain footnote disclosures and other presentation items.

(c) All accounts receivable of the Company and Company Subsidiaries that are reflected on the Interim Financial Statements and thereafter acquired through the Closing and reflected on the Estimated Closing Date Statement (collectively, the “Receivables”) constitute bona fide receivables resulting from the sale of goods or services actually performed for Persons other than the Company or the Company Subsidiaries. The Receivables (including the Intercompany Receivables) constitute only valid, undisputed claims of the Company or a Company Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal reserves accrued in the Ordinary Course and in accordance with the Accounting Policies. The reserve allowance for doubtful accounts shown on the Interim Financial Statements, if any, has been recorded in accordance with the Accounting Policies and is reasonable in amount based upon the Company’s and the Company Subsidiaries’ collection histories and facts known to the Company and Seller with respect to current Receivables. All Seller Intercompany Receivables (in excess of the reserve for accounts receivables shown on the Estimated Closing Date Statement) are and shall be collectible in their recorded amounts in accordance with GAAP and the Ordinary Course.

(d) Except as provided in Section 4.4(e), all inventory of the Company and the Company Subsidiaries that is reflected on the Interim Financial Statements and thereafter acquired through the Closing and reflected on the Estimated Closing Date Statement (collectively, the “Inventory”): (i) does not and will not include any items below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the in the Ordinary Course, subject only to the reserve for inventory writedown reflected or reserved against in the Interim Financial Statements as adjusted for operations and transactions through the Closing Date, (ii) has been priced at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis, and (iii) does not and will not consist of any items held or sold on consignment. The Company and the Company Subsidiaries are not under any material obligation or liability, whether individually or in the aggregate, with respect to accepting returns of items of inventory or merchandise in the possession of customers. All Inventory is stored on site at the Aurora Facility.

(e) Except as set forth on Schedule 4.4(e),

(i) All ethanol inventory of the Company and the Company Subsidiaries meets the specifications set forth in Exhibit E;

(ii) All ethanol inventory acquired by Kinergy pursuant to the Ethanol Marketing Agreement meets the specifications set forth in Exhibit E; and

(f) The Aurora Facility’s Production Capacity is no less than 144.5 million gallons per year.

4.5 Assets Used in Business.

(a) Except as set forth on Schedule 4.5(a) and subject to representations and warranty qualifications set forth in Section 4.3,

(i) The Company and the Company Subsidiaries have good and valid title to, or valid leasehold interests in, all material tangible personal property used in the Business, free and clear of all Liens other than Permitted Liens.

(ii) The assets used in the operation of the Business, including the Aurora Facility, (A) are in good repair, order and operating condition, subject to normal wear and tear, have no material deferred maintenance obligation and (B) have been installed, constructed, inspected and maintained in (1) accordance with customary practices and standards in the industry in which the Business operates, and (2) material compliance with all applicable Laws and warranties.

(b) Except as set forth on Schedule 4.5(b), the buildings, facilities, structures, equipment, Contracts, products, real property, Intellectual Property, and other assets owned or leased by the Company or a Company Subsidiary constitute all assets and property, real and personal, tangible and intangible, used by the Company with respect to the Business and are sufficient in all material respects for the continued conduct of the Business after the Closing in the substantially the same manner as conducted prior to the Closing.

(c) Schedule 4.5(c) lists the railroad cars used in connection with the Business (the “Railcar Fleet”) including the type of railroad car (including whether such railroad car is a J car), the owner (or if not owned, the lessee) of the railroad car, and the lessor (if applicable) of the railroad car.

(d) Except as set forth on Schedule 4.5(d), neither Seller nor any of its Affiliates has custody, possession or control of any personal property located off the premises of the Aurora Facility belonging to Buyer, any of Buyer’s Affiliates, Company or any Company Subsidiary (“Off-Premises Property”).

4.6 Absence of Certain Changes. Except as expressly contemplated or permitted by this Agreement, since the Balance Sheet Date:

(a) to Seller’s Knowledge, there has not occurred any change or event that has resulted in a Material Adverse Effect;

(b) no material portion of its assets or property (tangible or intangible) of the Company or any Company Subsidiary has been sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens);

(c) neither the Company nor any Company Subsidiary has entered into any Contract or other enforceable obligation to make an acquisition (whether by merger, acquisition of Equity Interests or assets, or otherwise) of any business or line of business;

(d) there has not been any change in the Organizational Documents of the Company or any Company Subsidiary;

(e) no election has been made or action taken to change the status of the Company or any Company Subsidiary for federal, state or local income Tax purposes;

(f) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Company Subsidiary having a replacement cost of $25,000 in the aggregate;

(g) neither the Company nor any Company Subsidiary has (i) entered into, adopted, amended or terminated any Contract relating to the compensation or severance of any employee, independent contractors or consultants, (ii) increased or agreed to increase the salary payable or to become payable by it to any of the Company’s or Company Subsidiary’s employees, independent contractors or consultants or agreed to materially increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement, (iii) made, granted, announced any material change to, amended, adopted or terminated any Employee Benefit Plan that is sponsored or adopted by the Company or any Company Subsidiary or (iv) made any commitment or incurred any Liability to any labor organization;

(h) neither the Company nor any Company Subsidiary has (i) made any material change in its accounting or Tax reporting methods, principles or policies including with respect to the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any material Tax liability, (iii) made, changed or rescinded any material Tax election or accounting method, (iv) surrendered any material right in respect of Taxes, (v) filed an amended Tax Return, (vi) entered into any closing agreement with respect to Taxes, (vii) incurred any material liability for Taxes outside the ordinary course of business, (viii) failed to pay any material Tax that became due and payable (including any estimated tax payments), (ix) prepared or filed any Tax Return in a manner inconsistent with past practice or (x) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) neither the Company nor any Company Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests;

(j) neither the Company nor any Company Subsidiary has issued, delivered or sold any Equity Interests of the Company or any Company Subsidiary (whether by merger, consolidation or otherwise);

(k) neither the Company nor any Company Subsidiary has made any loans, advances or capital contributions to, or investments in, any other Person;

(l) (i) neither the Company nor any Company Subsidiary is in default or violation under any of the Permits and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit and (ii) there are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened in writing relating to the suspension or revocation of any of the Permits;

(m) neither the Company nor any Company Subsidiary has materially altered the manner in which it maintains its minute books and membership interest record books;

(n) neither the Company nor any Company Subsidiary has, except in the Ordinary Course (i) engaged in any activity that would reasonably be expected to result in a material reduction, temporary or otherwise, in the demand for, or an increase in the cancellation of services offered by the Company following the Closing Date, including sales on terms or at prices outside the Ordinary Course, (ii) accelerated the receipt of accounts receivable or engaged in any other activity with customers that would reasonably be expected to have the material effect of accelerating to pre-Closing periods accounts receivable that would otherwise be collected in post-Closing periods, (iii) operated inconsistent with its historical cash management practices (including with respect to collection of accounts receivable, payment of accounts payable and accrued expenses, pricing and credit practices and operation of cash management practices generally), or (iv) except as set forth on Schedule 4.5(a), materially delayed, postponed or cancelled any planned, budgeted or routine capital expenditures;

(o) neither the Company nor any Company Subsidiary has made any material changes to its operations that is reasonably likely to materially increase the Company’s or any Company Subsidiary’s risk of potential third party claims; and

(p) neither the Company nor any Company Subsidiary has committed to do any of the foregoing.

4.7 Compliance with Law; Permits.

(a) Except as set forth on Schedule 4.7(a), the Company and each Company Subsidiary has been and is in compliance in all material respects with all applicable Laws and Orders. No Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiary.

(b) Schedule 4.7(b) sets forth all Permits (including the name of the holder, issuing authority, effective date and expiration date) which are required in connection with the conduct of the Business (the “Business Permits”). Each such Permit is in full force and effect, the holder of such Permit is in compliance in all material respects with the terms and conditions of all such Permits, and there is no pending proceeding by or before any Governmental Authority to suspend, revoke, or cancel any Permit, or any judicial review of a decision by any Governmental Authority with respect thereto.

4.8 Environmental Matters. Except as disclosed on (i) Schedule 4.8, (ii) the Phase I survey prepared for Buyer by Geotechnical Services, Inc. dated January 13, 2006, (iii) the Phase I survey prepared for Buyer by Geotechnical Services, Inc. dated May 16, 2012, (iv) the two Phase I surveys prepared for Pacific Ethanol, Inc. by Pinnacle Engineering Inc. dated January 30, 2015; and (v) any another other Phase I Survey and/or environmental reports, assessments or audits obtained by Buyer prior to Closing, including any Phase I Survey:

(a) Since July 1, 2015, neither the Company nor any Company Subsidiary, nor Seller or any of Seller’s Affiliates with respect to the operation of the Business, has received any notice of any Environmental Action alleging any material violation of, or material liability under, any Environmental Laws, which allegations remain unresolved;

(b) The Company and the Company Subsidiaries and Seller, and any of Seller’s Affiliates with respect to the operation of the Business, are and have been since July 1, 2015, in compliance with all Environmental Laws in all material respects, and to Seller’s Knowledge, there are no events, conditions or Environmental Actions, that would reasonably be expected to result in a Material Adverse Effect;

(c) Since July 1, 2015, the Company and the Company Subsidiaries, and Seller and any of Seller’s Affiliates with respect to the operation of the Business, have been and are, in compliance with, all Permits required under Environmental Laws for the establishment and operation of the Business, except where the failure to have or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d) Since July 1, 2015, (i) any Hazardous Material transported, stored, used, handled, treated, or disposed of by the Company or the Company Subsidiaries, or Seller or any of Seller’s Affiliates with respect to the operation of the Business has been done in accordance with all Environmental Laws, and (ii) no Hazardous Material has been Released or disposed of by any Person at or about the Owned Real Property or Leased Real Property, in each case, that would result in a material breach or Liability pursuant to any Environmental Law; and

(e) Since July 1, 2015, neither the Company nor any Company Subsidiary, nor Seller or any of Seller’s Affiliates with respect to the operation of the Business, has entered into any consent decree or other agreement with any Governmental Authority under any Environmental Law. To Seller’s Knowledge, neither the Company nor any Company Subsidiary is the named subject of any Environmental Action relating to any uncured non-compliance with Environmental Law or to Hazardous Materials.

4.9 Tax Matters.

(a) All Tax Returns required to have been filed by or in respect of the Company and the Company Subsidiaries (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed. All such Tax Returns were true, correct and complete in all respects, and Seller has delivered to Buyer true, correct and complete copies of all Tax Returns filed since the organization of the Company and the Company Subsidiaries. All Taxes reported on such Tax Returns as due and owing by the Company or a Company Subsidiary have been paid or are properly reserved against and reflected in the Financial Statements. There are no Liens for Taxes upon any of the assets of the Company or any Company Subsidiary. The Company or a Company Subsidiary has timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed.

(b) There is no pending, and to the Knowledge of Seller there is no threatened, assessment by any Governmental Authority of any additional Taxes with respect to the Company or any Company Subsidiary for any period for which Tax Returns have been filed that has not been finally settled or otherwise resolved. There is no Tax audit, administrative or judicial Tax proceeding pending with respect to the Company or any Company Subsidiary that has not been finally settled or otherwise resolved. Neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company or any Company Subsidiary that has not been finally settled or otherwise resolved.

(c) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is still in effect (except for filing extensions in the ordinary course). No written claim has been made by a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be required to file Tax Returns or pay Taxes in such jurisdiction that has not been finally settled or otherwise resolved.

(d) Neither the Company nor any Company Subsidiary has been a member of an Affiliated Group filing a consolidated federal Tax Return. Neither the Company nor any Company Subsidiary has any actual or potential liability for the Taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(e) Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary has been a party to, any “reportable transaction” (as defined in Section 6707A(c)(1) of the Code and Treasury Regulation § 1.6011-4(b)).

(f) Neither the Company nor any Company Subsidiary has been required to include any item of income in, or exclude any item of deduction from, taxable income for any period beginning prior to the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending or prior to the Closing Date; (B) “Closing Agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, provincial or foreign income Tax Law) executed on or before the Closing Date; (C) installment sales or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or before the Closing Date; (E); any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing Date; or (F) election under Code § 108(i).

4.10 Intellectual Property.

(a) The Company owns no Intellectual Property. To Seller’s Knowledge, the conduct of the Business as currently conducted does not infringe on the Intellectual Property rights of any third-party.

(b) To the Knowledge of Seller, except as set forth on Schedule 4.10(b), the Company or a Company Subsidiary owns or possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to each License that is material to the conduct of the Business, other than: (i) Licenses governing open source software or (ii) Licenses for generally commercially available “off-the-shelf” software obtained from a third party on general commercial terms. None of the Company, or, to Seller’s Knowledge, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company, and to the Seller’s Knowledge, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.11 Contracts.

(a) Schedule 4.11(a) lists the following Contracts to which Company or a Company Subsidiary is a party, or which Seller or a Seller Affiliate is a party and which Contract provides rights or benefits used in the conduct or operation of the Business (each, a “Material Contract”):

(i) the Asset Management Agreement;

(ii) each Facility Agreement;

(iii) any Real Property Lease;

(iv) any lease or other Contract with respect to any railroad car in the Railcar Fleet;

(v) each Contract evidencing an Intercompany Payable or an Intercompany Receivable;

(vi) any Contract that (A) involves or may result in payment obligations by Company or any Company Subsidiary in an amount in excess of $25,000 during any calendar year or $50,000 over the remaining term of the Contract, (B) constitutes Indebtedness of Company or any Company Subsidiary in an amount in excess of $25,000 or (C) is otherwise reasonably necessary for the operation of the Aurora Facility;

(vii) any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits by the Company or a Company Subsidiary with any other Person;

(viii) any Contract that (A) has an unexpired term of more than two years (including renewals), (B) cannot be terminated by the Company without penalty upon less than 30 days’ notice, (C) would result in the termination of, or gives any other party thereto the right to terminate, such Contract upon consummation of the transactions contemplated hereby, or (D) the termination of which or under which the loss of rights, would have a Material Adverse Effect on the Company, any Company Subsidiary or the Business;

(ix) any employment agreement, severance agreement, change-in-control agreement and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or a Company Subsidiary is a party, other than any such Contract that is terminable without penalty, liability or premium “at will” or upon notice of ninety (90) days or less;

(x) any Contract with any Governmental Authority or any prime contractor or subcontractor to a Governmental Authority to which the Company is a party;

(xi) any Contract obligating the Company or a Company Subsidiary: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction, or (C) to refrain from conducting any business with certain parties;

(xii) any Contract that provides for an exclusive arrangement with a third party vendor;

(xiii) any Contract that provides for the indemnification of any Person or the payment of any earn-out or other contingent obligations by the Company or the assumption of any Tax, environmental or other Liability of any Person by the Company or a Company Subsidiary;

(xiv) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xv) any Contract that (A) contains a right of first refusal, first offer or first negotiation with respect to any asset owned by the Company or a Company Subsidiary that is material to the Company or a Company Subsidiary or (B) contains any “most favored nation” or similar provision

(xvi) any Contract relating to the construction, operation or maintenance of the Aurora Facility and any access agreement, easement, use agreement with respect to any portion of the Owned Real Property or Leased Real Property;

(xvii) any Commodity Hedging Arrangement; and

(xviii) any Contract to which the Company or any Company Subsidiary is a party relating to any Cleanup or Environmental Action.

(b) Seller has delivered or made available to Buyer a true, correct and complete copy of each Material Contract. With respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy; (ii) neither the Company nor any Company Subsidiary is in breach or default in any material respect under such Material Contract; and (iii) to the Knowledge of Seller, no event has occurred since January 1, 2018 or circumstance exists which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract.

4.12 Employment and Labor Matters.

(a) Neither the Company nor any Company Subsidiary has any employees, including, but not limited to, leased employees as defined in Section 414(n) of the Code.

(b) Schedule 4.12(b) sets forth all employees of Seller or its Affiliates who are assigned to the conduct and operation of the Business (the “Assigned Employees”) with the following information for each employee: name of employee, name of employer, current title or position, work location, original hire date, current rate of compensation, rate type (hourly or salaried), scheduled hours per week assigned to the Business, target cash bonus opportunity (if any), and any other incentive compensation opportunity.

(c) With respect to the Company, each Company Subsidiary, the Business and all Assigned Employees: (i) there is no collective bargaining agreement or relationship; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any other Governmental Authority; (ii) there is not currently any labor strike, lockout, work stoppage or other material concerted labor dispute or formal complaint and, to the Knowledge of Seller, no such dispute or complaint is threatened; (iii) to the Knowledge of Seller, no union organization campaign is currently in progress; and (iv) the Company, each Company Subsidiary and the employer for each Assigned Employee is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health.

4.13 Employee Benefits Plans.

(a) Neither Company nor any Company Subsidiary has, or could reasonably be expected to have, any liability under any Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Closing Date have been made. There are no Actions (other than routine claims for benefits in the Ordinary Course) pending or, to the Knowledge of the Seller, threatened with respect to any Employee Benefit Plan.

(c) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA. No other trade or business is treated, together with the Company or any of its ERISA Affiliates, as a single employer under Section 414 of the Code or Section 4001 of ERISA and none of the Company or any of its ERISA Affiliates has incurred any Liability to or with respect to an Employee Benefit Plan (other than with respect to contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due). None of the Company or any of its ERISA Affiliates has incurred or is contingently liable for any withdrawal liability to any “multiemployer plan” under Section 4021 of ERISA.

4.14  Affiliate Transactions. Other than this Agreement or the Ancillary Agreements, neither Seller nor any of its Affiliates (other than the Company or any Company Subsidiary), (i) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any Company Subsidiary (other than Company Interests) or (ii) licenses Intellectual Property (either to or from the Company or any Company Subsidiary).

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action pending or, to the Knowledge of Seller, threatened against Company or any Company Subsidiary, or against Seller or any Affiliate with respect to the Business, or against any members, managers, officers, directors or employees of Company or any Company Subsidiary, or of Seller or any Affiliate with respect to the Business, acting in such capacity. Neither Company nor any Company Subsidiary is subject to any outstanding Order that relates specifically to the Company or any Company Subsidiary and neither Seller nor any Seller Affiliate is subject to any outstanding Order as it relates to the Business.

4.16 Bank Accounts and Managers. Schedule 4.16(a) sets forth a true and complete list of the names and locations of banks, trust companies and other financial institutions at which Company or any Company Subsidiary maintains bank accounts, safe deposit boxes or other custodial arrangements and the account number of each bank account, safe deposit box or other custodial arrangement, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. Schedule 4.16(b) contains a correct and complete list of the managers, directors and officers of the Company and each Company Subsidiary.

4.17 Books and Records. Upon the Closing, the books and records (including all Contracts and any and all title (including the original copy of the certificate evidencing the Company’s ownership of 100% of the Equity Interests of each Company Subsidiary), Tax, financial, technical, engineering, environmental, health and safety records and information) of or pertaining to the Business, the Company or any Company Subsidiary in Seller’s or any of its Affiliates’ (other than the Company and the Company Subsidiaries) possession will be delivered to Buyer or in the possession of the Company. The minute books and other similar records of each of the Company and Company Subsidiary, as made available to Buyer prior to the execution of this Agreement, contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the members, managers, or board of directors, as applicable, of the Company and each Company Subsidiary.

4.18 Undisclosed Liabilities. The Company does not have any Liabilities except (i) for Liabilities reflected or reserved against in the Financial Statements and (ii) current Liabilities incurred by the Company in the Ordinary Course since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.19 Insurance. Schedule 4.19 sets forth a true, complete and correct list of all policies of insurance for the Company or any Company Subsidiary. True and correct copies of all such insurance policies have been provided to Buyer. With respect to each such insurance policy listed on Schedule 4.19: (a) the policy is in full force and effect and (b) neither the Company nor any Company Subsidiary is in material breach or default (including with respect to the payment of premiums) thereunder. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any insurance policy nor has the termination of any insurance policy been threatened since December 31, 2018. There is no Action pending under any insurance policy as to which coverage has been denied by the underwriters of such policies.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer hereby represents and warrants to Seller as follows:

5.1 Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska. The Organizational Documents of Buyer are in full force and effect, and Buyer is not in material violation of any of the provisions of its Organizational Documents.

5.2 Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer or its equity holders is necessary to authorize the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by Company and Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

5.3 Consents and Approvals. Except for the consents, approvals or notices set forth on Schedule 5.3(a) (the “Buyer Required Government Approvals”), Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Litigation. There is no Action, hearing or investigation pending or, to Buyer’s Knowledge, threatened against Buyer or any of its properties or assets that challenges, or will have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order that would prevent, delay, make illegal or otherwise interfere with, the execution of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, investment banker, agent or intermediary with respect to the transactions contemplated by this Agreement.

5.6 Investment Representation. Buyer is acquiring the Company Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Interests. Buyer acknowledges that the Company Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.7 Buyer’s Due Diligence. Buyer hereby acknowledges that, in addition to the representations and warranties of Seller expressly set forth in Article 3 and Article 4, Buyer is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Buyer has participated in the management of Company and is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Article 6
PRE-CLOSING COVENANTS

6.1 Conduct of the Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 12.1 (the “Interim Period”), except as expressly contemplated or permitted under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), Buyer and Seller shall cause the Company to (i) conduct the Business, in all material respects, only in the Ordinary Course, including without limitation, performing all routine maintenance and testing of the Aurora Facility, (ii) use commercially reasonable efforts to maintain satisfactory relationships with, and keep available the services of, their present officers and other Assigned Employees, (iii) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, consultants, agent, vendors, suppliers, distributors and others having material business relationships with the Company and (iv) maintain cash balances sufficient to pay operating expenses of the Company as may be incurred in the Ordinary Course.

(b) During the Interim Period, except as contemplated or permitted under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not and Seller shall not permit the Company (or any Seller Affiliate with respect to the Company, a Company Subsidiary or the Business) to do any of the following:

(i) amend the Organizational Documents of the Company or any Company Subsidiary;

(ii) split, combine, subdivide or reclassify any Equity Interests of the Company or any Company Subsidiary;

(iii) authorize, declare, set aside or pay any dividend or distribution (whether payable in cash, stock, membership interest, other ownership interest or other securities or property) with respect to the Company Interests or any other Equity Interests of the Company or any Company Subsidiary;

(iv) issue, sell or grant any additional interests of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Equity Interests of the Company or any Company Subsidiary;

(v) transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, fail to maintain or encumber any of its material assets, rights or properties other than (A) sales or nonexclusive licenses in the Ordinary Course and (B) dispositions of equipment and property no longer used in, or material to, the operation of the Business;

(vi) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire any Equity Interests in the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such Equity Interests;

(vii) incur, assume, issue, modify, renew, guarantee, prepay, refinance or otherwise become liable for any long-term or short-term Indebtedness, or enter into any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, or hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person;

(viii) adopt or establish any plan, agreement, policy or program that would constitute an Employee Benefit Plan sponsored or maintained by the Company or any Company Subsidiary;

(ix) enter into any Material Contract, amend or modify in any material respect or terminate any such Material Contract (other than permitting expiration of such Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, in each case, other than in the Ordinary Course;

(x) change any of its methods, principles or practices of accounting or accounting practices in any material respect, except as may be required by applicable Laws or GAAP;

(xi) change its fiscal year or make or change any material Tax election (except for elections in the Ordinary Course) or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment (except for such actions related thereto which do not require the approval of any officer of the Company) or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xii) make, or agree or commit to make, any capital expenditure other than in the Ordinary Course;

(xiii) (A) grant to any Assigned Employee or any current or former member, manager, director, employee, contractor or consultant of the Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, (B) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, or (C) amend, change or modify the terms of any existing compensation, bonus, or fringe or other benefits;

(xiv) enter into or make any loans to any Assigned Employee or any member, manager, officer, director, employee, contractor or consultant (other than business expense advances in the Ordinary Course) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Employee Benefit Plan;

(xv) acquire any Equity Interests in any Person or, other than purchases and sales of inventory and supplies in the Ordinary Course, (A) acquire or agree to acquire any tangible properties or assets or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of any tangible properties or assets or any interests therein other than pursuant to the Facility Agreements in the Ordinary Course;

(xvi) except as necessary in the Ordinary Course, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property material to the conduct of the Business as currently conducted, or disclose to any Person, other than representatives of Buyer, any material trade secrets;

(xvii) take any action inconsistent with the cash management policies of the Company other than in the Ordinary Course, including any acceleration or deferment of any receivables or payables or making of any investment, in each case other than in the Ordinary Course;

(xviii) hire any Person to be an employee of the Company;

(xix) enter into any new line of business;

(xx) settle, compromise, dismiss, discharge or otherwise dispose of any Action or carrier dispute other than those that (A) do not involve the payment by the Company of monetary damages in excess of $25,000 in any individual instance, or $50,000 in the aggregate, plus applicable reserves and any applicable insurance coverage and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company, and (B) provide for a complete release of the Company, the Company Subsidiaries and their successors from all claims and do not provide for any admission of liability by the Company or any Company Subsidiary; provided, however, that notwithstanding anything in clauses (A) or (B) to the contrary, the written consent of Buyer shall be required in order for the Company to settle, compromise, dismiss, discharge or otherwise dispose of any Action arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby; or

(xxi) enter into an agreement to take any of the foregoing actions.

(c) During the Interim Period, the Parties acknowledge that (i) the west ethanol production facilities at the Aurora Facility will be shut down temporarily for routine maintenance and testing on March 29, 2020 and is expected to restart production on or about April 2, 2020 or April 3, 2020 and (ii) the east ethanol production facility is and will remain in cold shutdown.

(d) During the Interim Period, the Parties agree to cooperate in the return to Buyer or Company, as the case may be, of any Off-Premises Property.

(e) During the Interim Period, Seller shall cause Parent to cause Kinergy to (i) provide terms consistent with the prevailing market rate at the destination Kinergy Terminal (as defined in the Ethanol Marketing Agreement) for each shipment of ethanol as of the applicable date of such sale, and (ii) confer in good faith with Buyer regarding such terms and provide supporting information evidencing that such terms are consistent with the requirements of the foregoing subclause (i).

6.2 Appropriate Actions.

(a) General. Each of the Parties shall use commercially reasonable best efforts to take all action necessary to consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.

(b) Notice of Adverse Developments. During the Interim Period, Buyer, on one hand, and Seller, on the other hand, shall give prompt notice to the other of the discovery by such Party of: (i) any material inaccuracy in any representation or warranty of the other Party of which they become aware; (ii) any material failure by the other Party to comply with any of such Party’s covenants contained in this Agreement; or (iii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in Article 8 impossible or unlikely.

6.3 Consents; Further Assurances.

(a) Consents and Approvals. Each of the Parties shall use commercially reasonable best efforts to obtain, as soon as possible after the execution of this Agreement, all Required Governmental Approvals and Third Party Consents and any and all other consents, approvals and authorizations of other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations. Without limiting the generality of the foregoing, the Parties shall promptly make and effect, or cause to be made and effected, all notifications and applications required under applicable Law and any applicable Orders. Without limiting the generality of the foregoing, each of the Parties each agrees to use its respective commercially reasonable best efforts to (i) identify all Business Permits which can be transferred to Buyer (or its designee, including the Company) without the requirement to obtain a Required Government Approval other than by delivery of notice to a Government Authority and (ii) promptly (but in any event within fifteen (15) days after the date hereof) provide all notifications required by and file all applications with respect to the Required Government Approvals. All fees and costs required to be paid as a condition to or in connection with receiving such Required Government Approvals or Third Party Consents will be borne by (i) Seller, with respect to any Seller Required Government Approvals, Company Required Government Approvals or Third Party Consents required to be obtained with respect to Seller or Company and (ii) Buyer, with respect to any Buyer Required Government Approvals or Third Party Consents required to be obtained with respect to Buyer.

(b) Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party. If either Buyer, Seller or any of their Affiliates becomes aware that any of the assets necessary to the operation of the Business have not been transferred to Buyer, such Party shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior Third Party consent or notice, to Buyer. If Seller receives any payment after the Closing arising out of or relating to the Business, Seller agrees to promptly remit such funds to Buyer.

6.4 Confidentiality. Each Party and its Affiliates shall treat as confidential (a) the terms and conditions of this Agreement and each of the Ancillary Agreements (including all drafts thereof) and the information being exchanged in connection with the transactions described herein; and (b) all other data and information (including, but not limited to, operating data and information) in their possession regarding the Aurora Facility, the Business, the other Party or any Affiliate of any other Party, unless: (i) the applicable other Party agrees in writing to the release of such terms, conditions, data or information; (ii) such terms, conditions, data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party’s Affiliate; (iii) such terms, conditions, data or information was in the possession of the receiving Party or the receiving Party’s Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (iv) such terms, conditions, data or information is required by Law to be disclosed. Notwithstanding the generality of the foregoing, any Party may disclose such terms, conditions, data and information to (A) the officers, directors, managers, partners, members, employees and Affiliates of such Party, (B) any successors in interest and permitted assigns of such Party, (C) any actual or potential financing parties or actual or potential lenders to such Party, and (D) any potential equity investors in such Party; provided, however, that any Person who receives the confidential terms, conditions, data and information pursuant to an exception contained in clauses (B) – (D) of this Section 6.4 agrees to similar confidentiality provisions. Additionally, for a period of two (2) years commencing on the Closing Date, Seller and its Affiliates shall not directly or indirectly, hire, solicit, or employ any Transferred Employee during such period, or encourage any such employee to leave such employment or hire any such employee who has left such employment with Buyer or its Affiliate; provided, however, that the foregoing restrictions on solicitation shall not be breached by a general solicitation which is not directed specifically to any such Transferred Employee. The terms of this Section 6.4 shall survive any Closing or termination of this Agreement, as applicable.

6.5 Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby or, prior to the Closing, any other announcement or communication to the employees, customers, suppliers, distributors, licensors or licensees of the Company, shall be issued or made by any Party without the joint written approval of Buyer and Seller, unless required by: (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system or the U.S. Securities and Exchange Commission; (c) by Order of a Governmental Authority; or (d) by subpoena, summons or legal process; provided, however, that in each such case Seller and Buyer shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, the Parties shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby: (i) to authorized representatives and employees of such Party or their respective Affiliates; or (ii) to any of their respective Affiliates, auditors, attorneys, financial consultants, investment bankers, financing sources, limited partners, potential investors or other agents; provided, however, that in the case of disclosures made pursuant to clauses (i) and (ii), the recipient is informed of the confidential nature of such information.

6.6 Due Diligence Access.

(a) During the Interim Period, upon reasonable advance notice from Buyer, Seller shall, and shall cause the Company and any Company Subsidiary, and to afford Buyer, its officers, employees and authorized representatives reasonable access, during regular business hours, to the executive personnel, offices, properties, books and records of the Company and any Company Subsidiary, and in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company; provided, however, that such access shall not unreasonably interfere with the conduct of the business of the Company. Buyer acknowledges and agrees that all information it obtains as a result of access under this Section 6.6(a) shall be subject to the confidentiality provisions of Section 6.4.

(b) Subject to the terms of Section 6.6(a) and compliance with applicable Law, the Company and Seller shall cooperate and participate, in each case, as reasonably requested by Buyer from time to time, in Buyer’s efforts to plan the integration of the Company’s and Buyer’s operations in connection with, and taking effect upon the Closing, including providing such reports on operational matters and participating on such integration planning teams and committees as Buyer may reasonably request.

6.7 Contact with Business Relations. During the Interim Period, Buyer and its representatives may contact and communicate with the employees, customers, suppliers, distributors, lessees, lessors, licensees, licensors and other material business relations of the Company in connection with the transactions contemplated hereby only after prior consultation with Seller.

6.8 Transferred Employees.

(a) Effective as of the Closing Date, Seller will cause Parent (or its applicable Affiliate) to terminate the employment of, and Buyer (or an Affiliate designated by Buyer) will offer employment on an at-will basis to, the Assigned Employees whom Buyer has notified Seller, not less than thirty (30) days prior to the Closing Date, that Buyer desires to employ for the Business after the Closing. Such offers of employment shall be contingent upon the occurrence of the Closing, satisfactory background checks (including review of driving records of Assigned Employees who regularly drive vehicles in the normal course and scope of their employment duties), satisfactory drug screening results and other hiring policies of Buyer or its Affiliate. Each such Assigned Employee who accepts Buyer’s (or such Affiliate’s) offer of employment and who commences active employment with Buyer (or such Affiliate) effective as of the Closing is referred to in this Agreement as a “Transferred Employee”. Notwithstanding the foregoing, Seller shall have no obligation to terminate the employment of, and Buyer (or an Affiliate of Buyer) shall have no obligation to offer employment to or employ, an Assigned Employee who is on leave as of the Closing Date. Buyer and its Affiliates shall have no obligation to employ or retain any Transferred Employees after the Closing, to continue after the Closing any particular terms of employment of a Transferred Employee, and nothing contained herein shall be deemed to create such a right or obligation.

(b) Seller will make the Assigned Employees available to Buyer or its Affiliate prior to the Closing to discuss employment offers and terms of employment or for a reasonable amount of onboarding meetings at a mutually agreed upon time and location. From the date hereof through the Closing Date, the parties shall cooperate in good faith regarding any broadly distributed communication to Assigned Employees relating to (i) the transactions contemplated by this Agreement or (ii) employment, benefits and compensation following the Closing.

(c) Following the Closing, Buyer shall use commercially reasonable efforts to (i) ensure that no waiting periods, or exclusions or limitations with respect to any pre-existing conditions, are applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans maintained by Buyer or its Affiliates in which such employees or their dependents or beneficiaries may be eligible to participate following the Closing; and (ii) provide or cause to be provided that any costs or expenses incurred previously by Transferred Employees (and their dependents or beneficiaries) during the plan year in which Closing occurs under Seller’s welfare plans shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of- pocket provisions and like adjustments or limitations on coverage under any such similar welfare benefit plans maintained by Buyer or its Affiliates for which participation commences during any such plan year. Seller and its Affiliates solely shall be liable for all responsibilities and obligations for continuation coverage under COBRA under their group health plans with respect to qualifying events that occur prior to, on or after the Closing Date, and Buyer and its Affiliates shall have no responsibility, obligation or liability therefor.

(d) For the purposes of federal employment taxes with respect to the Transferred Employees who are employed by Buyer or its Affiliate, as a new employer, within the same calendar year as the Closing, the parties agree to comply with the employment tax reporting procedures described in Section 4 of the Standard Procedure for Predecessors and Successors in Internal Revenue Service Revenue Procedure 2004-53.

(e) Nothing in this Section 6.8 or elsewhere in this Agreement will be deemed to make any Assigned Employee, or any other employee of Seller or any Affiliate of Seller, or any other Person, a third party beneficiary of this Agreement.

6.9 Reduction of Railcar Fleet. During the Interim Period, the Parties agree to use commercially reasonable efforts to enter into amendments to the leases or other Contracts for the Railcar Fleet to reduce the number of railroad cars in the Railcar Fleet to no more than 200 cars, which shall include all 100 J cars available from the Railcar Fleet, and obtain any necessary Third Party Consents with respect to such amendments and any required assignment of such leases or other Contract to Company prior to Closing.

6.10 Financing Assistance. Prior to the Closing, each of Seller and Company agrees to use its commercially reasonable efforts to provide, and shall direct its representatives to use their respective commercially reasonable efforts to provide, all customary cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including, with respect to Company and each Company Subsidiary, executing and delivering any customary credit agreements, indentures and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Buyer and assisting in the negotiation of any such agreements and other documents; provided, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing. Seller and Buyer acknowledge and agree that the obligations of the Company with respect to the Buyer Intercompany Financing shall be secured by liens on the Seller Deeds of Trust Collateral pursuant to that certain deed of trust or mortgage in form and substance satisfactory to Buyer which shall be executed at the Closing by the Company in favor of Buyer and recorded against such Seller Deeds of Trust Collateral. The foregoing liens shall be subordinate to only those Permitted Liens existing as of the Closing Date and the Seller Deeds of Trust.

6.11 Exclusivity and ROFO Notice.

(a) Each of Seller, Company and Buyer agrees that during the Interim Period they shall not, and each of them shall cause its Affiliates not to, directly or indirectly solicit, initiate, facilitate or encourage (including by providing any confidential information) the submission of any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal. Each of Seller, Company and Buyer will immediately (and will cause each of their respective Affiliates to) cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, shall request the return or destruction of all confidential information of Company previously furnished to any such parties (to the extent permitted by and in accordance with the applicable confidentiality agreement with such party) and immediately terminate all physical and electronic data room access previously granted to such parties. Each of Seller, Company and Buyer shall promptly (and in any event within two (2) Business Days after receipt thereof by such Person, an Affiliate or their representatives) advise the other parties hereto orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in the Existing ROFO Notice or the Company Operating Agreement, each of Seller, Company and Buyer hereby acknowledge and agree that the Exercise Period (as defined in the Company Operating Agreement) with respect to the Existing ROFO Notice is extended until the Outside Date.

6.12 Transition Services. During the Interim Period, Seller will cooperate with Buyer and use commercially reasonable efforts to assist Buyer to identify Transition Services that will be needed by Buyer following the Closing and to allow Buyer to procure replacement services and capabilities prior to Closing in order to minimize the scope and nature of Transition Services to be required by Buyer following the Closing. Prior to March 17, 2020, the Parties will finalize the terms of the Transition Services Agreement.

6.13 Real Estate Diligence.

(a) If desired by Buyer, at Buyer’s expense, Buyer may engage an environmental consultant to perform a Phase I environmental survey of the Owned Real Property (the “Phase I Survey”). In the event Buyer determines that additional environmental assessment activities are necessary or advisable, Seller agrees to provide Buyer and its officers, employees, counsel, accountants, and other Representatives (including any environmental consultant) reasonable access to the Owned Real Property to perform such additional environmental assessment activities. All reports issued by any environmental consultant and all supporting materials shall remain strictly confidential under the terms of this Agreement except to the extent otherwise required by Legal Requirements.

(b) If desired by Buyer, at Buyer’s expense, Buyer may obtain an irrevocable commitment (the “Title Commitment”) and unconditional agreement to issue Buyer an ALTA policy of title insurance in accordance with Buyer’s approved pro forma title insurance policy, including any endorsements Buyer may require for the Owned Real Property and Leased Property (“Title Policy”), and any such additional affidavits, documents and undertakings as may be reasonably required by the title company issuing such Title Policy (the “Title Company”).

(c) If desired by Buyer, at Buyer’s expense, Buyer may obtain an ALTA survey of the land, improvements, and appurtenances constituting all or a portion of the Owned Real Property and Leased Property (the “Survey”).

6.14 Carbon Score. Seller will continue to use its commercially reasonable best efforts to prepare and submit a provisional pathway for a reduced Carbon Score to the California Air Resources Board.

6.15 Non-Compliant Ethanol. Seller shall (a) not permit, and shall cause Parent to not permit, Kinergy to (i) exercise any put-back, offset or repurchase rights with respect to any Non-Compliant Ethanol acquired by Kinergy pursuant to the Ethanol Marketing Agreement prior to the date of this Agreement, or (ii) otherwise cause any such Non-Compliant Ethanol to be transferred to the Company or any Company Subsidiary, and (b) cause Parent to cause Kinergy to complete the purchase of all Non-Compliant Ethanol remaining on the Closing Date by (i) remitting payment therefor on the Closing Date at a price per gallon equal to the then market price per gallon of ethanol meeting the specifications set forth in Exhibit C FOB the Aurora Facility (the “Non-Compliant Ethanol Purchase Price”), and (ii) taking possession of all such Non-Compliant Ethanol and shipping such ethanol to a destination specified by Kinergy, at Kinergy’s sole cost and expense.

Article 7
CLOSING DELIVERABLES

7.1 Closing Deliverables of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer, the following documents or other items, in each case duly executed or otherwise in proper form:

(a) A statement or certification of Seller’s non-foreign status as set forth in Treasury Regulation 1.1445-2(b), signed under penalty of perjury or in accordance with Treasury Regulation 1.1445-2(c)(3)(i), a copy of a statement, issued to the Company pursuant to Treasury Regulation 1.897-2(h), certifying that the Company is not a U.S. real property holding corporation;

(b) a copy of the authorizing resolutions of Company’s Management Committee certified by the secretary (or equivalent officer) of Company, and authorizing resolutions of Seller’s sole member certified by the secretary (or equivalent officer) of Seller, as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Company or Seller, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby;

(c) any membership interest certificates representing the Company Interests endorsed in blank and accompanied by stock powers executed in blank, free and clear of all Liens;

(d) evidence of termination of the Asset Management Agreement, the Ethanol Marketing Agreement, and the Co-Product Marketing Agreement, in a form and on terms reasonably satisfactory to Buyer;

(e) an executed copy of the Transition Services Agreement in a form and on terms reasonably satisfactory to Buyer;

(f) executed copies of the Seller Notes and any Ancillary Agreements to which Seller or Company is a party, signed by Seller and/or a duly authorized representative of Company, as applicable;

(g) a certificate signed by an executive officer of Company certifying the Company’s Organizational Documents;

(h) payoff letters from the holders of the Indebtedness (if any) of Company that reflect the amounts required in order to pay in full such Indebtedness and provide that, upon payment of the amount(s) indicated, all Liens securing such Indebtedness shall be terminated and released in full;

(i) evidence of amendments to the leases or other Contracts for the Railcar Fleet, if any, and related Third Party Consents contemplated by Section 6.9 to reduce the number of railroad cars in the Railcar Fleet to no more than 200 cars, consisting of all J cars available from the Railcar Fleet prior to Closing;

(j) letters of resignation of each of the PEC Committee Members (as defined in the Company Operating Agreement) and each of the officers of the Company effective upon Closing;

(k) the certificate contemplated by Section 8.2(c);

(l) a good standing certificate (or its equivalent) for Company and each Company Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Company and each Company Subsidiary is organized;

(m) copies of all Company Required Governmental Approvals and Third Party Consents;

(n) at least five (5) Business Days prior to the Closing, the Estimated Closing Date Statement;

(o) any Off-Premises Property;

(p) such intercreditor agreements as may be required by the lenders of Buyer or Company in connection with the Financing and relating to the relative rights and priorities in respect of the Financing, the Seller Notes and the Seller Deed of Trust, in each case, duly executed on behalf of Seller; and

(q) the Non-Compliant Ethanol Purchase Price, if any, by wire transfer of immediately available funds.

7.2 Closing Deliverables of Buyer. At or prior to the Closing, Buyer shall deliver to Seller or other Persons, as applicable, the following:

(a) Payment in cash by wire transfer of immediately available funds in the amounts required by Section 2.3;

(b) a copy of the authorizing resolutions of Buyer’s board of directors, certified by the secretary of Buyer as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(c) executed copies of the Seller Notes, the Seller Deed of Trust and any Ancillary Agreements to which Buyer is a party, signed by a duly authorized representative of Buyer (provided that at the instruction of Seller, Buyer shall deliver the fully executed and notarized Seller Deeds of Trust to the designated agent of Seller for recording immediately upon Closing, and prior to any other Liens being recorded at Closing which secure any Buyer Intercompany Financing);

(d) the certificate contemplated by Section 8.2(c); and

(e) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Buyer is organized.

Article 8
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) No Order. There shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement.

(b) Required Government Approvals. The Required Government Approvals that must be obtained prior to Closing under applicable Law shall have been obtained from, or in the case of any Required Government Approvals that only require notification to a Governmental Authority, made to, the applicable Governmental Authority, and any conditions thereof shall have been satisfied and such Governmental Authority shall be in full force and effect, unless waived by Buyer.

(c) Form of Seller Notes and Seller Deeds of Trust. At least three (3) Business Days prior to Closing, the Parties shall agree upon the forms of the Seller Notes and Seller Deeds of Trust and shall cooperate with each other and use commercially reasonable efforts to satisfy this Section 8.1(c).

8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a) Seller’s Representations and Warranties. (i) The representations and warranties of Seller set forth in this Agreement (other than those representations and warranties that address matters as of any particular date) shall be true and correct as of the date hereof and as of the Closing Date as though then made, and (ii) the representations and warranties of Seller set forth in this Agreement that address matters as of any particular date shall be true and correct as of such date, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

(b) Performance by Seller. Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Bring-Down Certificate. Buyer shall have received a certificate dated as of the Closing Date and executed by an executive officer of Seller certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, Company has not experienced any Material Adverse Effect.

(e) Third Party Consents; Required Governmental Approvals. All Third Party Consents and Required Governmental Approvals shall have been obtained on terms and conditions satisfactory to Buyer in its sole and absolute discretion.

(f) Financing. Buyer shall have obtained all Financing other than the Buyer Intercompany Financing on terms and conditions acceptable and in form satisfactory to Buyer in its sole and absolute discretion.

(g) Due Diligence. Buyer shall have completed its due diligence investigation of Company and the Company Subsidiaries (including but not limited to its review of any Phase I Survey, Title Commitment, Title Policy and any Survey, in each case, to the extent Buyer has elected to obtain the same), and shall, in its sole and absolute discretion, be satisfied with the results of such due diligence investigation.

(h) Closing Deliveries. The items to be delivered by Seller or the Company pursuant to Section 7.1 shall have been delivered (or tendered subject only to Closing) to Buyer.

8.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a) Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made (without giving effect to any materiality or similar qualification in the representations and warranties), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Bring-Down Certificate. Seller shall have received a certificate dated as of the Closing Date and executed by an executive officer of Buyer certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Closing Deliveries. The items to be delivered by Buyer pursuant to Section 7.2 shall have been delivered (or tendered subject only to Closing) to Seller.

If the Closing occurs, all closing conditions set forth in this Article 8 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller and/or Buyer, as the case may be.

Article 9
GENERAL COVENANTS

9.1 Books and Records; Access. From and after the Closing, the Company shall be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business and/or the Company or any Company Subsidiary. Following the Closing, Buyer shall, and shall cause each of its subsidiaries to, provide Seller and its representatives with reasonable access to and/or copies of such books and records for any bona fide business or legal purpose during normal business hours and upon reasonable prior notice. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall cause the Company not to, for a period of five (5) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Buyer or any of its subsidiaries may intend to destroy, alter or dispose of.

Article 10
Survival; INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants. It being the intent of the Parties to modify the applicable statutes of limitation, the representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:

(a) all post-closing covenants contained in this Agreement shall survive the Closing until fully-performed and all pre-Closing covenants shall survive the Closing in accordance with the terms of such covenant or agreement, and claims with respect thereto shall survive for a period of eighteen (18) months after the Closing Date (such period, the “Setoff Period”);

(b) the representations and warranties contained in Sections 3.1 (Title to Company Interests), 3.3 (Power and Authority), 3.4 (Consents and Approvals; No Violation), 3.6 (Brokers’ Fees), 4.1 (Consents and Approvals; No Violation), 4.9 (Tax Matters), 5.2 (Power and Authority) and 5.5 (Brokers’ Fees) (collectively, the “Fundamental Representations”) shall terminate and be of no further force and effect on the expiration of the applicable statute of limitations plus sixty (60) days; and

(c) all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect after the Setoff Period.

No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided, however, that if Buyer or Seller, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties and covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.

10.2 Indemnification Provisions for Benefit of Buyer.

(a) Subject to the terms and conditions of this Article 10, from and after the Closing, Seller will indemnify and hold harmless Buyer, Company, and their respective successors and assigns (the “Buyer Indemnitees”) from and against (i) any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this Article 10 prior to the end of any applicable survival period) resulting from or caused by (A) any breach or inaccuracy of any representation or warranty made by Seller in Article 3 or Article 4 or in any exhibits attached hereto, (B) any breach of any covenant or agreement of Seller in this Agreement or any pre-Closing covenant or agreement of the Company, (ii) any Transaction Expenses to the extent not paid in full on or prior to the Closing Date and (iii) 73.93% of any amount paid by the Company to Syngenta in excess of $900,000 up to a maximum of $1,800,000 with respect to the Syngenta Payment Demand (the “Syngenta Indemnity”).

(b) With respect to the matters described in Section 10.2(a), Seller will have no liability with respect to such matters until Buyer Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of $250,000 (the “Deductible”), after which point Seller will be obligated to indemnify Buyer Indemnitees from and against all indemnifiable Losses exceeding the Deductible; provided, however, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) breaches of the Fundamental Representations made by Company or Seller, (ii) the Syngenta Indemnity or (iii) for fraud or willful misconduct.

(c) The aggregate maximum liability of Seller with respect to the matters described in Sections 10.2(a) shall in no event exceed $7,920,000.00 (the “Indemnity Cap”); provided, however, that any indemnifiable Losses resulting from breaches of the Fundamental Representations or for fraud or willful misconduct shall not be subject to the Indemnity Cap.

(d) For purposes of this Article 10, Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to the representations or warranties in this Agreement. The inaccuracy or breach of any representation or warranty in this Agreement (as opposed to the calculation of Losses) shall be determined with regard to all materiality, Material Adverse Effect and other similar qualification contained in or otherwise applicable to such representation or warranty. In no event shall (i) Seller be liable for any Losses in respect of any inaccuracy or breach of any representation or warranty hereunder to the extent such inaccuracy or breach is attributable to (A) fraud, gross negligence or willful misconduct on the part of Buyer, (B) a violation of Law by Buyer or (C) any breach or misrepresentation by Buyer under any Affiliate Agreement, or (ii) Buyer be liable for any Losses in respect of any inaccuracy or breach of any representation or warranty hereunder to the extent such inaccuracy or breach is attributable to (A) fraud, gross negligence or willful misconduct on the part of Seller, (B) a violation of Law by Seller or (C) any breach or misrepresentation by Seller under the Company Operating Agreement or by Seller or Company under any Affiliate Agreement.

(e) Notwithstanding anything contained in this Agreement to the contrary, for any indemnification to which Buyer is entitled under this Agreement, Buyer’s sole and exclusive remedy for the recoupment of all or any portion of its indemnifiable Losses it may suffer shall be through a reduction in the principal amount outstanding under the Seller Non-Negotiable Note; provided, however, that any indemnifiable Losses resulting from breaches of the Fundamental Representations or for fraud or willful misconduct shall not be subject to the limitations of this Section 10.2(e). The reduction of the principal amount of the Seller Non-Negotiable Note shall affect the timing and amount of payments required under the Seller Non-Negotiable Note in the same manner as if Buyer had made a permitted prepayment (without premium, interest or penalty) thereunder. In the event of a reduction in the principal amount of the Seller Non-Negotiable Note as a result of this Section 10.2(e), Seller and Buyer shall execute an amendment or supplement to the Seller Non-Negotiable Note to decrease the principal amount thereof; provided, however, no failure of Seller to deliver such amendment or supplement shall affect the validity of the reduction resulting from Buyer’s exercise of its recoupment rights.

10.3 Indemnification Provisions for Benefit of Seller. Subject to the terms and conditions of this Article 10, Buyer will indemnify and hold harmless Seller and its successors and assigns (the “Seller Indemnitees”) from and against any Losses that any Seller Indemnitee may incur (provided that an indemnification claim with respect to such Losses is made pursuant to this Article 10 prior to the end of any applicable survival period) resulting from or caused by (A) any breach or inaccuracy of any representation or warranty made by Buyer in Article 5 or (B) any breach of any covenant or agreement of Buyer in this Agreement.

10.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 10, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b) Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party, in which case no consent will be required; provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (it being understood, however, that the Indemnifying Party shall control such defense and shall be liable solely for the costs and expenses of counsel of its choice reasonable satisfactory to the Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party will not have the right to assume and conduct the defense of a Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party in connection therewith, if (i) such Third Party Claim seeks as its primary remedy a material injunction or other material equitable relief against the Indemnified Party, (ii) the Indemnified Party shall have been advised by outside counsel that there is a conflict of interests between the Indemnified Party and the Indemnifying Party, (iii) such Third Party Claim relates to or arises in connection with a criminal action, (iv) the Indemnifying Party failed or is failing to use commercially reasonable efforts to defend such Third Party Claim, or (v) such Third Party Claim has a reasonable likelihood of resulting in Losses that would exceed the amount of Losses that are indemnifiable by the Indemnifying Party hereunder. Notwithstanding the foregoing, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (it being understood, however, that the Indemnifying Party shall be liable solely for the costs and expenses of counsel of its choice reasonable satisfactory to the Indemnified Party). If the Indemnifying Party assumes the defense of any Third Party Claim, then such assumption shall not prejudice the Indemnifying Party’s right to thereafter contest the Indemnified Party’s right to indemnification for the claims asserted therein. An Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party. The Indemnified Party will cooperate with the Indemnifying Party and its counsel in the review, investigation and defense of any such claim, shall make available its personnel, and shall provide such testimony and access to its books and records as is reasonably requested by the Indemnifying Party in connection therewith.

10.5 Direct Claims. In the event any Indemnified Party should have a claim under this Article 10 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly deliver a written notification to the Indemnifying Party specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Losses arising from such claim.

10.6 Certain Limitations. The indemnification provided for in this Article 10 shall be subject to the following limitations:

(a) Payments by Indemnifying Parties shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such Loss. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or similar agreements for any Losses.

(b) Payments by Indemnifying Parties pursuant to this Article 10 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(d) Notwithstanding anything to the contrary contained in this Agreement (including this Article 10), no Indemnifying Party shall be liable to any Indemnified Party, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and Losses under this Article 10 shall not include, consequential, indirect, exemplary, special or punitive damages.

10.7 Exclusive Remedy. Buyer and Seller acknowledge and agree that, after the Closing, the indemnification provisions in this Article 10 and in Section 11.1(e) shall be the sole and exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement, except for fraud. Nothing in this Section 10.7 shall prevent or prohibit a Party from seeking or obtaining specific performance in accordance with Section 13.15.

10.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 8.2 and 8.3, as the case may be.

Article 11
TAX MATTERS

11.1 Cooperation on Tax Matters

(a) Tax Returns. Buyer shall file, or cause to be filed, all Tax Returns required to be filed by, or with respect to, the Company or any Company Subsidiary to the extent such Tax Returns relate to a Pre-Closing Tax Period, Straddle Period or Post-Closing Tax Period. All such Tax Returns with respect to Pre-Closing Tax Periods and Straddle Periods (“Pre-Closing Tax Returns”) shall be prepared in a manner consistent with past practices, methods, and elections of the Company and applicable Company Subsidiary and consistent with applicable Law. Buyer shall provide to Seller copies of such Pre-Closing Tax Returns for its review 20 days prior to the applicable filing date. All expenses relating to the calculation, preparation, execution and filing of Pre-Closing Tax Returns shall be borne by Buyer and Seller pro rata pursuant to the Company Operating Agreement (as in effect immediately prior to the Closing).

(b) Payment of Taxes. Seller shall pay or cause to be paid all Taxes required to be paid by, or with respect to, the Company or any Company Subsidiary to the extent such Taxes related to a Pre-Closing Tax Period. Buyer shall pay or cause to be paid all Taxes required to be paid by, or with respect to, the Company or any Company Subsidiary to the extent such Taxes related to a Post-Closing Tax Period. Notwithstanding the foregoing, all federal, state, local, non-U.S. excise, sales, use, ad valorem, value added, registration, stamp, recording, documentary, conveyance, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the sale of the Company, as contemplated by this Agreement or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be borne one-half (1/2) by Buyer and one-half (1/2) by Seller and paid when due, and Buyer shall file or cause to be filed any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). Buyer and Seller shall provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(c) Cooperation on Tax Matters. Buyer and Seller shall cooperate as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Article 11 or otherwise, and any audit, litigation or other action with respect to Taxes. Such cooperation shall include the retention (consistent with applicable Laws with respect thereto) and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other action and making employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Article 11.

(d) Tax Treatment. For United States federal income Tax purposes, Buyer and Seller acknowledge and agree that the transactions contemplated by this Agreement are treated for United States federal income Tax purposes (and any applicable state or local income Tax purposes), in a manner consistent with the principles set forth in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), (i) to Seller, as a taxable sale of all the Company Interests to Buyer in exchange for the Purchase Price, and (ii) to Buyer, as a purchase of all of Sellers interests in the assets of the Company for the Purchase Price. Neither Buyer nor Seller shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with or contrary to the treatment described in the preceding sentence unless required to do so by applicable Law. Pursuant to Revenue Ruling 99-6, 1991-1 C.B. 432, the taxable year of the Company shall end on the Closing Date for federal income Tax purposes.

(e) Purchase Price Allocation. Buyer and Seller agree that the Purchase Price (as finally determined in accordance with Article 2) and the liabilities of the Company (plus other relevant items for income Tax purposes) shall be allocated among the assets of the Company for all income Tax purposes in accordance with the methodology provided in the Allocation Methodologies Schedule attached hereto as Exhibit G, which was prepared consistent with Code Section 1060 and the Treasury Regulations promulgated thereunder. Within thirty (30) days following the final determination of the Closing Date Statement in accordance with Section 2.5, Buyer shall provide Seller with a schedule allocating all such amounts as provided herein (the “Allocation Schedule”), for the Seller’s review and comment. If Seller has any comments, then Seller and Buyer agree to work together in good faith to resolve any disputed items related to such draft Allocation Schedule so that it becomes final. Buyer and Seller shall, to the extent necessary, work together in good faith to revise the final Allocation Schedule to reflect any post-Closing payment made pursuant to or in connection with this Agreement, all such revisions to be made consistently with the Allocation Methodologies and, to the extent not included therein, Code Section 1060 and the Treasury Regulations promulgated thereunder. Buyer and Seller and their Affiliates shall report, act and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such final Allocation Schedule as determined pursuant to this Section 11.1(e). Neither Buyer nor Seller shall take any Tax position (whether in audits, tax returns or otherwise) that is inconsistent with such final Allocation Schedule unless required to do so by applicable law.

(f) Tax Indemnification. Seller shall indemnify Buyer and the Company and hold them harmless from and against any Losses attributable to its pro rata share, without duplication of any other amounts payable pursuant to this Agreement, (as determined pursuant to the terms of the Company Operating Agreement (as in effect immediately prior to the Closing)) (i) Taxes (or the non-payment thereof) due and payable by the Company or any Company Subsidiary for all Pre-Closing Tax Periods, and (ii) Taxes of any person imposed on and due and payable by the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

Article 12
TERMINATION

12.1 Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:

(a) by the mutual written agreement of Buyer and Seller;

(b) by Seller or Buyer, if the Closing does not occur by March 17, 2020 (the “Target Closing Date”); provided, however, that (i) the Target Closing Date shall be extended to a date no later than April 15, 2020 (the “Outside Date”) by written agreement of Seller and Buyer in the event (A) any Required Government Approvals or Third Party Consents have not yet been obtained or any conditions thereof have not been satisfied, despite Seller’s and Buyer’s commercially reasonable efforts to obtain such Required Governmental Approvals or Third Party Consents, (B) any lender providing Financing, other than Buyer, is not prepared to close such Financing and provide the requisite funds at Closing, and (C) Buyer has not received its due diligence investigation materials (including but not limited to any Phase I Survey, Title Commitment, Title Policy, and Survey, to the extent Buyer elects to obtain the same), despite Buyer’s commercially reasonable efforts to obtain such materials; provided, further, that the Outside Date may be extended by written agreement of Seller and Buyer, and (ii) the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party that is in material breach of any of its covenants, obligations or agreements set forth in this Agreement if such material breach shall have been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by the Outside Date;

(c) by Buyer or Seller, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable;

(d) by Seller, if: (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.3(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Seller or cured by Buyer within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to Seller if Seller is in material breach of any of its covenants, obligations or agreements set forth in this Agreement and if such material breach would result in the failure of any of the closing conditions set forth in Section 8.2; or

(e) by Buyer, if: (i) Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Buyer or cured by Seller within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Seller by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to Buyer if Buyer is in material breach of any of its covenants, obligations or agreements set forth in this Agreement and if such material breach would result in the failure of any of the closing conditions set forth in Section 8.3.

12.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 12.1 by Seller or Buyer, this Agreement will become void and have no effect, without any Liability or obligation on the part of Seller or Buyer or any of their respective officers, directors, stockholders, members, managers or partners, and all rights and obligations of any Party shall cease, provided, that the termination of this Agreement shall in no way limit any claim by a Party that another Party breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement, nor shall such termination limit the right of such non-breaching Party to seek specific performance and all other remedies available at law or equity. Notwithstanding the foregoing, the provisions of Sections 6.4 and 6.5, 6.11(b), 6.16, this Section 12.2 and Article 13 shall survive any termination of this Agreement.

Article 13
MISCELLANEOUS

13.1 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.3 Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

13.4 Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

13.5 Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Membership Interest Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” or any variation thereof means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

13.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) when received, if sent by nationally recognized overnight courier service; or (b) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Seller or the Company (prior to the Closing):

Pacific Ethanol Central, LLC

c/o Pacific Ethanol, Inc.

400 Capital Mall, Suite 2060

Sacramento, CA 95814

Attention:     Christopher W. Wright, General Counsel

Telephone:   (916) 403-2130

with copies (which shall not constitute notice) to:

Troutman Sanders LLP

4 Park Plaza, 14th Floor

Irvine, CA 92614

Attention:     Larry A. Cerutti

Telephone:   (949) 622-2710

If to Buyer or the Company (after the Closing):

Aurora Cooperative Elevator Company

2225 Q Street

Aurora, NE 68818

Attention:     Kara J. Ronnau, Executive General Counsel

Telephone:    402.694.7617

with a copy (which shall not constitute notice or service of process) to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attention:     Joel Wiegert and Lisa Peters

Telephone:    402-346-6000

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nebraska (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Nebraska, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Nebraska is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Nebraska. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

13.8 Submission To Jurisdiction; Waiver of Jury Trial.

(a) Each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the courts in Douglas County, Nebraska (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that delivery of notice to such Party as provided in Section 13.6 shall be deemed effective service of process on such Party; provided, however, the foregoing service of process will only be deemed effective if all copy party(ies) designated in Section 13.6 for the Party being served also receive such notice.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8(b).

13.9 Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

13.10 Extension; Waiver. At any time prior to the Closing, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

13.12 Expenses. Except as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses. To the extent not paid at or before Closing, Seller shall be responsible for the Transaction Expenses.

13.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

13.15 Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement. Each of the Parties hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

13.16  Release.

(a) If and only if the Closing occurs, Seller (on its own behalf and on behalf of each of its Affiliates) hereby forever fully and irrevocably release and discharge the Company, each of the Company Subsidiaries, and Buyer (and any of Buyer’s Affiliates) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which Seller (or any of its Affiliates) can, shall or may have against the Company, any of the Company Subsidiaries, or Buyer (or any of Buyer’s Affiliates) whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (including all Seller payables and Seller receivables) but specifically excluding any claims relating to fraud or willful misconduct (collectively, the “Seller Released Claims”). Notwithstanding the preceding sentence, “Seller Released Claims” does not include, and the provisions of this Section 13.16(a) shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.

(b) If and only if the Closing occurs, Buyer and the Company (and any of their respective Affiliates) hereby forever fully and irrevocably release and discharge Seller (and any of its Affiliates) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which Buyer or the Company (or any of their respective Affiliates) can, shall or may have against Seller (or any of its Affiliates), whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated but specifically excluding any claims relating to fraud or willful misconduct (collectively, the “Buyer Released Claims”). Notwithstanding the preceding sentence, “Buyer Released Claims” does not include, and the provisions of this Section 13.16(b) shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement on the date first above written.

SELLER:

Pacific Ethanol Central, LLC,
a Delaware limited liability company

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	Chief Executive Officer

COMPANY:

PACIFIC AURORA, LLC, a Delaware limited liability company

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	Chief Executive Officer

BUYER:

AURORA COOPERATIVE ELEVATOR COMPANY, a Nebraska cooperative corporation

By:	/s/ Christopher Vincent
Name:	Christopher Vincent
Title:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

Exhibit A

Accounting Policies

[Attached Hereto]

Exhibit A - Accounting Policies
(Line by line annotation of General Ledger items)

For purposes of calculating Net Working Capital and the Net Working Capital Adjustment Amount, each general ledger item on the Company's balance sheet shall be treated in a manner consistent with the line by line annotations set forth below. If and to the extent the treatments specified below conflict with GAAP, the treatments specified below shall prevail. Otherwise, the Parties shall apply GAAP.

1/31/2020 Trial Balance

3.27	Current Assets per GL 1/31/20
0.24	+ Prop tax Receivable
0.43	+ LT Deposits
0.27	+ Estimated NAA Receivable
4.21	**Revised WC Assets**
52.97	Current Liabilities per GL 1/31/20
(3.25)	- ROU Operating Leases (railcars)
49.72	**Revised WC Liabilities**
(45.51)	**Net Working Capital**

GL #	GL Description	PA	PE AW	PE AE	Total	Adj	WC Total	Comments
100036	Bank of America - PA	77,661			77,661		77,661	Include in WC Calculation (may replace with ICO receivable)
100093	Plant Hedging	170,900			170,900		170,900	Include in WC Calculation (may replace with ICO receivable)
110011	Accounts Receivable - Accrued	95,022	60,046	797	155,864		155,864	Include in WC (Elevator receivables, vendor debit balances)
120023	I/C Receivable - PAP		681,120		681,120		681,120	Include in WC (will be paid out in cash proceeds)
120077	I/C Receivables - Aurora East	1,511,085	8,950,718		10,461,803	(10,461,803)	-	Exclude from WC as PAL ICO nets to zero
120078	I/C Receivables - Aurora West	34,772,095			34,772,095	(34,772,095)	-	Exclude from WC as PAL ICO nets to zero
130010	Raw Material Inventory - Corn	82,053			82,053		82,053	Include in WC (prepaid corn balance with ACEC)
130110	RM Inv. - Yeast		39,442		39,442		39,442	Include in WC
130120	RM Inv. - Enzymes		204,088	0	204,088		204,088	Include in WC
130180	RM Inv. - Chemicals		92,823	(0)	92,823		92,823	Include in WC
130310	RM Inv. - Denat Gasoline		106,874	9,256	116,130		116,130	Include in WC
139999	Inventory Received Not Invoice		(8,492)		(8,492)		(8,492)	Include in WC (accrued liabilities)
140010	Spare Parts Inventory		395,755		395,755		395,755	Include in WC (will be reduced per physical inventory. Remaining supplies to be used in March SD)
150400	WIP Inventory - Ethanol		1,215,517		1,215,517		1,215,517	Include in WC (Production cost of inventory)
150405	LCM - Ethanol WIP		(17,751)		(17,751)		(17,751)	Include in WC (- Fair Value adjustment to net realizable value)
160410	Ethanol FG Inventory				-		-	Include in WC (Production cost of inventory)
160411	Ethanol FG Inventory - Adj				-		-	Include in WC (Production cost of inventory)
160412	LCM - Ethanol FG				-		-	Include in WC (- Fair Value adjustment to market)
160510	FG Inv. - WDG				-		-	Include in WC (valued at net realizable value)
160520	FG Inv. - DDG				-		-	Include in WC (valued at net realizable value)
160540	FG Inv. - Syrup				-		-	Include in WC (valued at net realizable value)
160545	FG Inv. - Corn Oil				-		-	Include in WC (valued at net realizable value)
170015	Prepaid Freight		59,778		59,778		59,778	Include in WC calculation
170110	Prepaid Expenses		1,667		1,667		1,667	Include in WC (compuweigh licensing fee)
170600	Other Current Assets						-	Include in WC (Property Tax Receivable being properly reclassed to 170600 Current Assets from 260010 Other Non-current Assets)
200150	PE, Fermentation		3,344,707	403,400	3,748,107	(3,748,107)	-	Part of $0.50/gallon purchase price component
200410	Furniture and Fixtures	163,106	64,346	11,024	238,476	(238,476)	-	Part of $0.50/gallon purchase price component
200430	Grain Plant Equipment	4,575,000	433,610	4,361,632	9,370,242	(9,370,242)	-	Part of $0.50/gallon purchase price component
200440	Lab Equipment		30,554		30,554	(30,554)	-	Part of $0.50/gallon purchase price component
200460	Vehicles		24,892	2,195	27,087	(27,087)	-	Part of $0.50/gallon purchase price component
200480	Office Equipment and Computer	204,894	347,890	24,569	577,353	(577,353)	-	Part of $0.50/gallon purchase price component
200600	Buildings	6,792,970	2,094,079	1,523,380	10,410,429	(10,410,429)	-	Part of $0.50/gallon purchase price component
200610	Site Improvements	4,534,030	3,108,417	2,537,848	10,180,296	(10,180,296)	-	Part of $0.50/gallon purchase price component
200660	DD&E Process Equipment		84,417,884	12,985,537	97,403,421	(97,403,421)	-	Part of $0.50/gallon purchase price component
200800	Land	1,751,000			1,751,000	(1,751,000)	-	Part of $0.50/gallon purchase price component
200805	ROU Op. Lease Asset - LT	16,008,417			16,008,417	(16,008,417)	-	Exclude from WC calcs (Lease Standard Accounting)
210150	Acc Dep., P.E., Fermentation		(309,947)	(52,934)	(362,881)	362,881	-	Part of $0.50/gallon purchase price component
210410	Acc Dep., Furniture and Fix.	(102,032)	(58,984)	(10,105)	(171,121)	171,121	-	Part of $0.50/gallon purchase price component
210430	Acc Dep. - Grain Plant Equip	(955,763)	(92,705)	(1,239,074)	(2,287,542)	2,287,542	-	Part of $0.50/gallon purchase price component
210440	Acc Dep., Lab Equipment		(30,554)		(30,554)	30,554	-	Part of $0.50/gallon purchase price component
210460	Acc Dep., Vehicles		(22,818)	(2,012)	(24,830)	24,830	-	Part of $0.50/gallon purchase price component
210480	Acc Dep., Other Dep. Prop.	(204,894)	(191,440)	(24,569)	(420,902)	420,902	-	Part of $0.50/gallon purchase price component
210600	Acc Dep., Buildings	(531,172)	(239,947)	(174,554)	(945,674)	945,674	-	Part of $0.50/gallon purchase price component
210610	Acc Dep. - Site Improvements	(354,536)	(356,173)	(290,796)	(1,001,505)	1,001,505	-	Part of $0.50/gallon purchase price component
210660	Acc Dep., DD&E Process Equip		(25,550,707)	(3,914,576)	(29,465,283)	29,465,283	-	Part of $0.50/gallon purchase price component

A-1

Exhibit A - Accounting Policies

(Line by line annotation of General Ledger items)

210805	Acc Amort Op Lease Asset	(3,647,266)			(3,647,266)	3,647,266	-	Excluded from WC calcs (Lease Standard Accounting)
220210	Deposits		425,000		425,000		425,000	Include as WC adjustment (Southern Power Deposit)
260010	Other Non-current Assets		219,984	22,710	242,694		242,694	Include in WC (Property Tax Receivable being properly reclassed to 170600 Current Assets from 260010 Other Non-current Assets)
260101	Investment in Aurora East	19,314,788			19,314,788	(19,314,788)	-	Exclude from WC. Balance to be written off
260102	Investment in Aurora West	63,905,272			63,905,272	(63,905,272)	-	Exclude from WC. Balance to be written off
300010	Accounts Payable	(23,652)	(1,355,682)	(20,664)	(1,399,998)		(1,399,998)	Include in WC calculation (Post closing adjustment to account for unrecorded liabilities)
300011	Accounts Payable-Accrued	(45,109)	(164,054)	(37,198)	(246,361)		(246,361)	Include in WC calculation (Post closing adjustment to account for unrecorded liabilities)
300110	Accounts Pay - Related Party	(18,643,073)	(9,913)	(596,740)	(19,249,726)		(19,249,726)	Include in WC calculation (Post closing adjustment to account for unrecorded liabilities)
310010	Accrued Expenses				-		-	Include in WC calculation (Post closing adjustment to account for unrecorded liabilities)
310011	Accrued Utilities	(32,397)	(1,080,267)	(22,618)	(1,135,282)		(1,135,282)	Include in WC calculation (Post closing adjustment to account for unrecorded liabilities)
310040	Accrued Property Tax	(306,313)	(857,216)	(190,660)	(1,354,189)		(1,354,189)	Include in WC calculation (Post closing adjustment to account for unrecorded liabilities)
320010	Wages Payable		(219,809)	(39,638)	(259,446)		(259,446)	Include in WC (will be paid out at closing)
350020	I/C Payable - PEI-DE		(6,261,654)	(1,432,719)	(7,694,372)		(7,694,372)	Include in WC (will be paid out in cash proceeds)
350022	I/C Payable - Kinergy		(4,714,246)	(3,392,749)	(8,106,995)		(8,106,995)	Include in WC (will be paid out in cash proceeds). (See notes on rows 29 and 30.)
350076	I/C Payables - PE CENTRAL	(3,999,881)	(2,102,106)	(3,267,365)	(9,369,351)		(9,369,351)	Include in WC (will be paid out in cash proceeds)
350078	I/C Payables - Aurora West			(8,950,718)	(8,950,718)	8,950,718	-	Exclude from WC as PAL ICO nets to zero
350085	I/C Payable - Pacific Aurora		(34,772,095)	(1,511,085)	(36,283,180)	36,283,180	-	Exclude from WC as PAL ICO nets to zero
350500	Deferred Revenue		(900,000)		(900,000)		(900,000)	This is the reserve currently on the books in respect if Syngenta, although the appropriate amount of the reserve has been in dispute. Parties agree to this amount as a compromise.
360900	ROU Operating LL - ST	(3,252,585)			(3,252,585)		(3,252,585)	Exclude from WC calcs
410340	Railcar Related Liab - LT	(898,479)			(898,479)	898,479	-	Exclude from WC (LT Liability)
430805	ROU Operating LL - LT	(7,037,382)			(7,037,382)	7,037,382	-	Exclude from WC (LT Liability)
441000	Non-Controlling Interest VIE	(30,264,625)			(30,264,625)	30,264,625	-	Exclude equity accounts
450010	Member's Contributions	(90,202,483)	(61,958,053)	(16,080,499)	(168,241,034)	168,241,034	-	Exclude equity accounts
450500	Retained Earnings	3,843,864	21,742,085	15,326,449	40,912,399	(40,912,399)	-	(

A-2

Exhibit B

Net Working Capital Illustration

[Attached Hereto]

Exhibit B - Net Working Capital Illustration

Highly Confidential	*January Financials*	Add Prop Tax Receivable	Add Utility Deposits	Add NAA Incentives	Remove Railcar Leases	*Mutual Agreement* Revised Totals
		0.24	0.43	0.27	3.25	
Exhibit B: Net Working Capital Illustration ($MM)						
Base Purchase Price	**$52.79**					**$52.79**
(-) Net Working Capital Adjustment Amount	(36.74)					(33.64)
(-) Seller Intercompany Payable	(0.68)					(0.68)
(+) Seller Intercompany Receivable	25.17					25.17
Adjusted Purchase Price	**$40.53**					**$43.64**
(-) Seller Note	(16.50)					(16.50)
Cash Proceeds	**$24.03**					**$27.14**
Memo: Closing Adjustments						
Current Assets	$3.27	0.24	0.43	0.27		$4.21
Current Liabilities[1]	(52.97)				3.25	(49.72)
Net Working Capital	**($49.70)**					**($45.51)**
(x) Pro Rata Share	73.93%					73.93%
Net Working Capital Adjustment Amount	**($36.74)**					**($33.64)**
Seller Intercompany Payable (PAP)	($0.68)					($0.68)
Seller Intercompany Receivable (PEI)	$7.69					$7.69
Seller Intercompany Receivable (KIN/PAP)	8.11					8.11
Seller Intercompany Receivable (PEC)	9.37					9.37
Seller Intercompany Receivable	**$25.17**					**$25.17**

Note: As of January 31, 2020, subject to material change.

B-1

Exhibit C

Ethanol Specifications

Fuel Ethanol meets the ASTM D4806-99 “Standard Specification for Denatured Fuel Ethanol for Blending with Gasoline for Use as Automotive Spark-Ignition Engine Fuel.” The ASTM specification is as follows:

Ethanol, volume %, min	92.1	ASTM D5501

Methanol, volume %, max	0.5

Existent Gum, (solvent washed) mg/100ml., max	5.0	ASTM D381

Water Content, volume %, max	1.0	ASTM D203

Denaturant content, volume %, min	1.96
max	4.96

Chloride Ion Content, mass ppm, max	40	ASTM D512

Copper Content, mg/kg, max	0.1	ASTM D1688

Acidity (as acetic acid), mass %, max	0.007	ASTM D 6423

pHe	6.5 to 9.0	ASTM D6423

Appearance	Visibly free of suspended or precipitated contaminants, clear and bright

Existent sulfate (mg/kg)	4 max ASTM D7319

Additional CA Specifications (to comply with California Air Resources Board specs):

Sulfur, ppm, max	10	ASTM D5453

Benzene, volume %, max	0.06	ASTM D5580

Aromatics, volume %, max	1.7	ASTM D5580

Olefins, volume %, max	0.5	ASTM D319

C-1

Exhibit D

Seller Deed of Trust Collateral

Lot 4 and Outlots 1 and 2, of Pacific Aurora Subdivision, in the City of Aurora, Hamilton County, Nebraska;

AND

Lots 2 and 6, of Pacific Aurora Subdivision, City of Aurora, Hamilton County, Nebraska, EXCEPT all buildings and improvements located on the land and any rights thereto, but TOGETHER WITH all railroad tracks, rails, switches and appurtenances thereto.

Access Easement over Lot 4 shown on the plat of AURORA WEST SUBDIVISION REPLAT, recorded September 5, 2007 in Volume 3 of Book 3, Page 386, as to Lot 1 of the Pacific Aurora Subdivision only, but only to the extent such easement benefits the above-described Lots.

Railroad Easement 80 feet in width located under a portion of Harvest Drive, as shown on the plat of AURORA WEST SUBDIVISION REPLAT, recorded September 5, 2007 in Volume 3 of Book 3, Page 386, but only to the extent such easement benefits the above-described Lots.

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated March 7, 2007, recorded March 21, 2007 as Inst. No. 2007-00488, in Misc. Book 46, Page 146.

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated March 6, 2007, recorded March 21, 2007 as Inst. No. 2007-00519, in Misc. Book 46, Page 150.

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated February 22, 2007, recorded March 21, 2007 as Inst. No. 2007-00520, in Misc. Book 46, Page 151.

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated May 21, 2007, recorded May 31, 2007 as Inst. No. 2007-01052, in Misc. Book 46, Page 189.

Railroad Easement 80 feet in width located under a portion of Harvest Drive, as shown on the plat of AURORA WEST SUBDIVISION REPLAT, recorded September 5, 2007 in Plat Book 3, Plat Cabinet C, Page 287 as to Lot 9 and Outlot 1, but only to the extent such easement benefits the above-described Lots.

D-1

Exhibit E

Purchase Price Allocation Methodology

Pursuant to Section 11.1(e) of this Agreement, Seller and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items for income Tax purposes) shall be allocated among the assets of the Company for all Tax purposes, and the Allocation Schedule shall be prepared in a manner consistent with the methodology set forth in the chart below:

Asset Class	Asset Description	Methodology
I	Cash and Cash Equivalents	Net Book Value
II	Actively Traded Personal Property	Net Book Value
III	Mark-to-Market Assets and Accounts Receivable	Net Book Value
IV	Inventory	Net Book Value
V	Other Assets	Net Book Value
VI	Section 197 intangibles (other than Goodwill and Going Concern Value)	Net Book Value
VII	Goodwill and Going Concern Value	Residual

For purposes of this Allocation Schedule, the “Net Book Value” amounts set forth above shall be determined on an accrual basis in accordance with GAAP.

E-1